Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INCEPTION PARENT, INC.,

INCEPTION MERGER SUB, INC.,

and

RACKSPACE HOSTING, INC.

Dated as of August 26, 2016

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(Continued)

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		Page

9.12	Counterparts	112
9.13	No Limitation	113
9.14	Non-recourse	113

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 26, 2016, by and among Inception Parent, Inc., a Delaware corporation (“Parent”), Inception Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rackspace Hosting, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.                                    The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders; and (iv) recommended that the Company Stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL.

B.                                    Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL.

C.                                    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the stockholders listed on Schedule 1 has entered into a voting agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”).

D                                       Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (each, a “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1                               Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a)                                 “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential.

(b)                                 “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(c)                                  “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)                                     any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)                                  any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), exclusive license or other acquisition by any Person or Group of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii)                               any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, where the stockholders of the Company (or such Subsidiary) prior to the transaction will not own, directly or indirectly, at least 85% of the surviving company.

(d)                                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that (other than in the case of the definition of Parent Related Party, or for purposes of Section 3.19, Section 4.12, Section 4.14(a), Section 6.8 or Article VIII (other than 8.3(b)(iv)) in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)                                  “Anti-Corruption Laws” means all applicable Laws, rules, and regulations relating to anti-corruption, anti-bribery and anti-money laundering, including the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act.

(f)                                   “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g)                                  “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2015, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2015.

(h)                                 “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of Dallas is closed.

(i)                                     “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(j)                                    “Capitalization Date” means 5:00 p.m., Eastern time, on August 22, 2016.

(k)                                 “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(l)                                     “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement.

(m)                             “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court).

(n)                                 “Code” means the Internal Revenue Code of 1986.

(o)                                 “Co-Investor” means any person identified to the Company by Parent in writing as a potential co-investor prior to the execution of this Agreement, or otherwise agreed between Parent and the Company from time to time.

(p)                                 “Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract.

(q)                                 “Company Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, commission, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation (including the Company Stock Plans, all Company Options and Company Stock-Based Awards and the Company ESPP), change-in-control, retention, salary continuation, vacation or sick pay policy, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the sponsor, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Merger), in each case, (i) under which any current, former or retired employee or director of the Company or any of its Subsidiaries or Independent Contractor has any present or future right to benefits and that is contributed to, sponsored or maintained by the Company or any of its Subsidiaries; or (ii) with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, whether direct or indirect. Company Benefit Plan will not include any Company Multiemployer Plan.

(r)                                    “Company Board” means the Board of Directors of the Company.

(s)                                   “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(t)                                    “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(u)                                 “Company ESPP” means the Company’s 2008 Employee Stock Purchase Plan.

(v)                                 “Company Financial Advisor” means Goldman, Sachs & Co.

(w)                               “Company Intellectual Property” means all Intellectual Property Rights used or held for use in the conduct of the business of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries.

(x)                                 “Company Leases” means all leases, subleases and licenses or other occupancy agreements entitling the Company or any of its Subsidiaries to the use of real property owned by third Person, including, for the avoidance of doubt, the Facilities.

(y)                                 “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial or other condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger. Solely with respect to clause (A), none of the following (by itself or when aggregated) to the extent occurring after the date of this Agreement will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)                                     changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii)                                  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii)                               changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv)                              changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v)                                 any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi)                              earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii)                           any Effect resulting from the public announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (it being understood that the exceptions in this clause (vii) will not apply with respect to references to Company Material Adverse Effect set forth in the representations contained in Section 3.5 (and in Section 7.2(a) and Section 8.1(c) to the extent related to such portions of such representations and warranties));

(viii)                        any action taken or refrained from being taken by the Company at the request or with the consent of Parent pursuant to this Agreement, after disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information to the Knowledge of the Company;

(ix)                              any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement, after disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information to the Knowledge of the Company;

(x)                                 changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

(xi)                              changes in the price or trading volume of the Company Common Stock or Indebtedness of the Company, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)                           any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)                        the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xiv)                       the initiation or pendency of any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement.

(z)                                  “Company Multiemployer Plan” means any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(aa)                          “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Stock Plans.

(bb)                          “Company Pension Plan” means any Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, or Section 4971 of the Code.

(cc)                            “Company Permits” means Permits necessary to enable the Company to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(dd)                          “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(ee)                            “Company Protected Information” means Protected Information that is owned by or under the control of the Company or any of its Subsidiaries, stored on the information technology assets of the Company or any of its Subsidiaries, or that is collected, received, maintained, transmitted, transferred, or secured by the Company or any of its Subsidiaries.

(ff)                              “Company Source Code” means any source code for any Software forming part of the Technology used in the conduct of the business of the Company or any of its Subsidiaries that is owned by the Company or any of its Subsidiaries.

(gg)                            “Company Stock Plans” means the compensatory plans set forth in Section 1.1(gg) of the Company Disclosure Letter.

(hh)                          “Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted pursuant to the Company Stock Plans or Company Benefit Plans (including performance shares, performance-based units, market stock units, restricted stock, restricted stock units, phantom units, stock appreciation rights, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

(ii)                                  “Company Stockholders” means the holders of shares of Company Capital Stock.

(jj)                                “Compliant” means, with respect to the Required Financing Information, that (i) such Required Financing Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financing Information not misleading under the circumstances; (ii) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); and (iii) the financial statements and other financial information included in such Required Financing Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent public accountants to issue comfort letters to the Financing Sources to the extent required as part of the Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period.

(kk)                          “Confidentiality Agreement” means the confidentiality letter agreement, dated April 25, 2016, between the Company and Apollo Management VIII, L.P.

(ll)                                  “Consent” means any authorization, consent, approval, clearance, waiver, Permit or order.

(mm)                  “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(nn)                          “Contract” means any legally-binding contract, lease, license, indenture, loan agreement, guarantee agreement, credit agreement, debenture, note, bond, mortgage, deed of trust, commitment, obligation, arrangement, concession or franchise, whether written or oral.

(oo)                          “Controlled Group Liability” means any and all liabilities, whether actual or contingent, or direct or indirect, of the Company or any of its Subsidiaries (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Section 412 and Section 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign Laws, in each case, that are imposed on a “controlled group” or similar basis, as a result of the Company or any Subsidiary being treated as a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder, with respect to any ERISA Affiliate.

(pp)                          “Credit Agreement” means the Revolving Credit Agreement, dated November 25, 2015, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Morgan Stanley Bank, N.A., Goldman Sachs Bank USA and Wells Fargo Bank, N.A., as co-Syndication Agents, and J.P. Morgan Securities LLC, Morgan Stanley Senior Funding Inc., Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as Joint Bookrunners and co-Lead Arrangers.

(qq)                          “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(rr)                                “DGCL” means the General Corporation Law of the State of Delaware.

(ss)                              “DOJ” means the United States Department of Justice or any successor thereto.

(tt)                                “DTC” means the Depository Trust Company.

(uu)                          “Environmental Law” means all applicable foreign, federal, national, state, provincial or local Laws, issued or promulgated by any Governmental Authority, relating to pollution, worker health and safety with respect to exposure to Hazardous Materials, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or the release or threatened release of Hazardous Materials.

(vv)                          “Environmental Permit” means any governmental franchise, license, permit, authorization, variance, exemption, order, consent, certificate or approval issued by a Governmental Authority pursuant to Environmental Law, and any extension, modification, amendment or waiver of the foregoing issued by any Governmental Authority pursuant to Environmental Law.

(ww)                      “ERISA” means the Employee Retirement Income Security Act of 1974.

(xx)                          “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(yy)                          “Exchange Act” means the Securities Exchange Act of 1934.

(zz)                            “Existing Senior Notes” means the Company’s 6.500% senior notes due 2024 issued pursuant to the Notes Indenture.

(aaa)                   “Facilities” means, collectively, each of the Company’s and its Subsidiaries’ owned, leased or operated data centers and related material connectivity systems located within the Company’s and its Subsidiaries’ owned, leased or operated data centers (which, for the avoidance of doubt, will not include office, warehouse or research and development properties or portions of properties), whether used to provide or support colocation, network connectivity, managed hosting, cloud computing, disaster recovery or continuity of operations, exchange point or other services provided by the Company or any of its Subsidiaries.

(bbb)                   “Filed Company Contract” means a Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.

(ccc)                      “Filed Company SEC Documents” means the Company SEC Documents filed and publicly available after January 1, 2015.

(ddd)                   “Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

(eee)                      “FTC” means the United States Federal Trade Commission or any successor thereto.

(fff)                         “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ggg)                      “Government Official” means an official, employee, or representative of any government department, agency, or instrumentality, any government-owned or — controlled enterprise, any public international organization, or any political party, as well as any candidate for public office.

(hhh)                   “Governmental Authority” means any (i) national, federal, state, county, municipal, local or foreign government or entity exercising executive, legislative, judicial, regulatory (including stock exchange), taxing or administrative functions of government; (ii) agency, division, bureau, department or other political subdivision of any government, entity or organization described in clause (i); or (iii) company business, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in clauses (i) or (ii).

(iii)                               “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(jjj)                            “Hazardous Materials” means (i) any petroleum or petroleum products, by-products or wastes, explosive or radioactive materials, asbestos in any form, toxic mold, lead and polychlorinated biphenyls; and (ii) any other chemical, material or substance that is regulated, classified or defined as “hazardous,” “toxic,” a “pollutant” or “radioactive” under Environmental Laws.

(kkk)                   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(lll)                               “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities; (iii) all liabilities pursuant to capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all liabilities pursuant to guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (viii) liabilities pursuant to letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (in each case, whether or not drawn, contingent or otherwise); (ix) all liabilities pursuant to conditional sale or title retention agreements; (x) all deferred purchase price liabilities, earnouts or other contingent payment obligations related to past acquisitions; (xi) all liabilities under sale and leaseback transactions, agreements to repurchase securities sold and other similar financing transactions; (xii) accrued interest, premiums, penalties and other obligations relating to the foregoing in connection with the repayment or breach thereof prior to the Closing Date; and (xiii) indebtedness of the type referred to in clauses (i) through (xii) secured by any Lien.

(mmm)       “Independent Contractor” means any individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its Subsidiaries.

(nnn)                   “Information Privacy and Security Laws” means all applicable Laws concerning data privacy, data protection, or data security.

(ooo)                   “Intellectual Property License” means (i) any grant (or covenant not to assert) by the Company or any of its Subsidiaries to another Person of any right under the Owned Intellectual Property (other than a sale of all rights of ownership); and (ii) any grant (or covenant not to assert) by another Person to the Company or any of its Subsidiaries of any right under that third Person’s Intellectual Property Rights (other than a sale of all rights of ownership).

(ppp)                   “Intellectual Property Rights” means rights with respect to any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patent applications, inventions and other patent rights (including divisionals, continuations, continuations-in-part, reissues or examinations of any of the foregoing); (ii) trademarks, trademark rights, trade names, trade name rights, trade dress, service marks, service mark rights, corporate names and logos, and all goodwill associated with or symbolized by any of the foregoing; (iii) copyrights, works of authorship and mask works; (iv) know-how and trade secret rights, (v) domain name rights and social media names; (vi) sui generis database rights; (vii) rights with respect to, or embodied within, Technology; and (viii) all other intellectual property rights or similar proprietary rights of any kind or nature.

(qqq)                   “Intervening Event” means any Effect that (i) as of the date of this Agreement was not known to the Company Board, or the material consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal.

(rrr)                            “IRS” means the United States Internal Revenue Service or any successor thereto.

(sss)                         “Knowledge” of a Person, with respect to any matter in question, means (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(sss) of the Company Disclosure Letter; and (ii) with respect to Parent, the actual knowledge of the individuals set forth on Section 1.1(sss) of the Parent Disclosure Letter, in each case after reasonable inquiry of those employees of the Company or Parent, as applicable, who would reasonably be expected to have actual knowledge of the matter in question. With respect to Intellectual Property Rights and Technology, “reasonable inquiry” does not require a Person to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent or trademark clearance searches.

(ttt)                            “Law” means any statute, law (including common law), ordinance, code, decree, order, directive, judgment, regulation, ruling or stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

(uuu)                   “Legal Proceeding” means any claim, complaint, petition, investigation, hearing, action, charge, lawsuit, litigation or other similarly formal legal proceeding (public or private) brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(vvv)                   “Lien” means any (i) pledges, liens, charges, mortgages, hypothecations, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever; and (ii) covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third Person rights or title or survey defects of any kind or nature whatsoever.

(www)             “Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement and throughout which and at the end of which (i) Parent has the Required Financing Information and the Required Financing Information is Compliant (it being understood that if the Company in good faith reasonably believes that it has provided the Required Financing Information and the Required Financing Information is Compliant, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this clause (i) at such time unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financing Information or the Required Financing Information is not Compliant and, within five Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information the Company has not delivered or is not Compliant); (ii) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such 20 consecutive Business Day period; provided, that (x) November 23, 2016, November 24, 2016, and November 25, 2016 shall not be considered Business Days for purposes of such period; (y) such 20 consecutive Business Day period shall commence no earlier than September 6, 2016; and (z) if such 20 consecutive Business Days shall not have fully elapsed on or prior to December 16, 2016, then such 20 consecutive Business Day period shall commence no earlier than January 3, 2017. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained; (B) in the event that the Debt Financing is not consummated during or upon the expiration of the 20 consecutive Business Day period, then, at Parent’s option, the Marketing Period will not end until the expiration of one additional 10 consecutive Business Day period commencing immediately after the expiration of the initial 20 Business Day period, as set forth in a written notice to be delivered by Parent prior to the expiration of the initial 20 Business Day period and prior to the Termination Date (which such notice shall, other than in respect of any willful breach following the date of delivery of such notice, provide that Parent and Merger Sub acknowledge and agree that solely with respect to Parent’s and Merger Sub’s obligations to consummate the Merger, the conditions set forth in Sections 7.2(a)(i) and 7.2(d), as well as the condition that the certificate referenced in Section 7.2(c) need certify that such conditions are satisfied be delivered at or prior to the Effective Time by the Company to Parent and Merger Sub (collectively, the “Bring Down Conditions”) will be deemed satisfied or waived at the end of such period after giving effect to such extension regardless of whether the Bring Down Conditions cannot be satisfied on the Closing Date as a result of a fact, event or circumstance occurring after the delivery of the Initial Officer’s Certificate, subject in all respects to receipt of a certificate of the Company (the “Initial Officer’s Certificate”), validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in each of Section 7.2(a), Section 7.2(b), Section 7.2(d) and Section 7.2(e) have been satisfied as of the date of the Initial

Officer’s Certificate as if the Closing were to have occurred on such date (provided, that for the avoidance of doubt, the condition that the certificate referenced in Section 7.2(c) certifying that the conditions set forth in Sections 7.2(a)(ii), (iii) and (iv), Section 7.2(b) and Section 7.2(e) are satisfied be delivered at or prior to the Effective Time by the Company to Parent and Merger Sub shall not be deemed satisfied or waived by virtue of the delivery of the Initial Officer’s Certificate for purposes of the Closing and another certificate certifying that such conditions have been satisfied as of the Closing must be delivered in connection with the Closing), during which time Parent will have access to the Required Financing Information and such Required Financing Information will be Compliant; and (C) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive Business Day period referenced herein, (1) the Company’s independent public accountant has withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period will not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent public accountant or another independent public accounting firm reasonably acceptably to Parent; (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or any such restatement is under active consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP; (3) any Required Financing Information would not be Compliant at any time during such consecutive Business Day period (it being understood that if any Required Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive Business Day period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Financing Information” as defined; or (4) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be field with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth Business Day after such report has been filed. Notwithstanding anything to the contrary herein, each reference to the “Marketing Period” in this Agreement shall mean the Marketing Period as may be extended pursuant to this definition, including, for the avoidance of doubt, clause (B) hereof.

(xxx)                   “Notes Indenture” means the Indenture, dated as of November 25, 2015, by and among the Company, the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association relating to the Existing Senior Notes, as it may have been amended or supplemented prior to the date of this Agreement.

(yyy)                   “NYSE” means the New York Stock Exchange.

(zzz)                      “OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

(aaaa)            “Open Source” means any Software whose source code is made available under a license that is recognized by the Open Source Initiative at opensource.org/license as an “open source” license or any similar license that requires the disclosure or licensing of such Software.

(bbbb)            “Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(cccc)                “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(dddd)            “Parent Permits” means Permits necessary to enable Parent to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(eeee)                “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

(ffff)                    “Permit” means any governmental franchise, license, permit, authorization, variance, exemption, order, consent, certificate or approval, and any extension, modification, amendment or waiver of the foregoing issued by any Governmental Authority.

(gggg)                “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) third Person leases, subleases and licenses to Real Property to the extent listed in Section 3.14(c) of the Company Disclosure Letter (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens, in each case that do not secure payment of a sum of money and do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (x) any other liens that do not secure a liquidated amount and that have been incurred or suffered in the ordinary course of business; (xi) statutory, common law or contractual liens of landlords under Company Leases or liens against the fee interests of the landlord or owner of any Leased Real Properties unless caused by the Company or any of its Subsidiaries; and (xii) restrictions on transfer of securities imposed by applicable securities Laws.

(hhhh)            “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

(iiii)                            “Protected Information” means any information, in any form, that: (i) relates to a natural person or that identifies or could reasonably be used to identify a natural person; (ii) the collection, use, disclosure or security of which is governed or regulated by any Information Privacy and Security Law; (iii) is covered by PCI DSS; or (iv) the Company or a Subsidiary of the Company received from or on behalf of a customer of the Company or any Subsidiary of the Company subject to a data security or confidentiality obligation of the Company or its Subsidiaries.

(jjjj)                        “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(kkkk)            “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment.

(llll)                            “Required Financing Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offerings of high yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements (which, for the avoidance of doubt, will include audited financial statements for and as of the fiscal years ended December 31, 2013, December 31, 2014, and December 31, 2015) and all unaudited financial statements (which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100)); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Financing Sources) to the extent that such information is required in connection with the Debt Commitment Letters or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the

Securities Act; or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements; (2) description of all or any portion of the Debt Financing, including any “description of notes”; (3) risk factors relating to all or any component of the Debt Financing or (4) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A).

(mmmm)                                            “Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Agreement.

(nnnn)            “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(oooo)            “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(pppp)            “Securities Act” means the Securities Act of 1933.

(qqqq)            “Software” means computer programs whether in source code or object code form.

(rrrr)                        “SOX” means the Sarbanes-Oxley Act of 2002.

(ssss)                    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(tttt)                        “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination or any reaffirmation thereof; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), including the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(uuuu)            “Tax” means (i) any and all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts, including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (b) ad valorem, value added, alternative or add-on minimum, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, employment, disability, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, environmental and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

(vvvv)            “Tax Returns” means all Tax returns, declarations, statements, reports, claims for refunds, forms, information returns, any schedules, attachments, supplements or amendments of any of the foregoing and any other document filed, required to be filed with any Governmental Authority relating to Taxes.

(wwww)    “Technology” means all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software and associated documentation, databases and data collections, internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), developments, creations, improvements, and works of authorship.

(xxxx)            “Top Customer” means each of the 20 largest customers (in the aggregate) of the Company, based on consolidated revenues of the Company as of December 31, 2015.

(yyyy)            “Trade Laws” means all Laws relating to imports, exports and economic sanctions, including all Laws administered and enforced by OFAC or the U.S. State Department.

(zzzz)                                  “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Guarantee, the Financing Letters, the Voting Agreement and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

(aaaaa)                       “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing.

(bbbbb)     “WARN” means the United States Worker Adjustment and Retraining Notification Act or any similar state or local Law.

1.2                               Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Available Cash Amount	2.9(h)
Bring Down Conditions	1.1(www)
Certificates	2.9(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Affiliate Transaction	3.21
Company Affiliated Person	3.21
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	1.4
Company Plans	6.11(c)
Company Related Parties	8.3(f)(ii)
Company SEC Documents	3.6(a)
Company Securities	3.3(d)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Comparable Plans	6.11(c)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
Debt Payoff Letters	6.6(a)(vii)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)

Term	Section Reference
Effect	1.1(y)
Effective Time	2.2
Electronic Delivery	9.12
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
Exchange Fund	2.9(b)
Fee Letter	4.10(a)
Final Offering	2.8(e)
Financing	4.10(a)
Financing Letters	4.10(a)
FLSA	3.17(c)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
Initial Officer’s Certificate	1.1(www)
Leased Real Property	3.14(a)
Material Contract	3.13(b)
Maximum Annual Premium	6.10(c)
Maximum Liability Amount	8.3(g)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.5(d)
New Plans	6.11(d)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.11(d)
Option Consideration	2.8(b)
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Expenses	8.3(b)(iv)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Privacy Policy	3.15(d)
Proxy Statement	6.3(a)
Real Property	3.14(a)
Reimbursement Obligations	6.6(g)
Representatives	5.3(a)
Required Amount	4.10(c)

Term	Section Reference
Solvent	3.27
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)(ii)
Voting Agreement	Preamble

1.3                               Certain Interpretations.

(a)                                 Unless otherwise indicated, when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable.

(b)                                 When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)                                  Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)                                 The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)                                  When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)                                   The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(g)                                  When reference is made to any party to this Agreement or any other agreement or document, such reference includes that party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)                                 Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)                                     A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)                                    Except as otherwise provided in this Agreement, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)                                 The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(l)                                     References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)                             The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n)                                 The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)                                 No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(p)                                 The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)                                 The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the

Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r)                                    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been, at any time prior to the execution and delivery of this Agreement, (i) posted to a virtual data room managed by the Company at https://us1.merrillcorp.com; or (ii) delivered or provided to Parent or its Affiliates or Representatives.

1.4                               Disclosure Letters. The information set forth in (i) the disclosure letter delivered by the Company to Parent and Merger Sub (the “Company Disclosure Letter”), and (ii) the disclosure letter delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”), in each case concurrently with the execution of this Agreement, is disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter and the Parent Disclosure Letter, as applicable, will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Parent and Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company or Parent and Merger Sub, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

ARTICLE II
THE MERGER

2.1                               The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2                               The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3                               The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 10:00 a.m., Eastern time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will occur on the earlier of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than on two Business Days’ prior written notice to the Company; and (ii) the third Business Day after the final day of the Marketing Period (as may be extended pursuant to the definition of Marketing Period) (subject, in the case of each of (i) and (ii), to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), except that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent permitted hereunder) on any such third Business Day, then the Closing will take place on the first Business Day on which all such conditions have been satisfied or waived (to the extent permitted hereunder). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4                               Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, claims, liabilities, obligations and duties of the Company and Merger Sub will become the debts, claims, liabilities, obligations and duties of the Surviving Corporation.

2.5                               Certificate of Incorporation and Bylaws.

(a)                                 Certificate of Incorporation. At the Effective Time, the Charter will be amended and restated in its entirety to read as set forth in Exhibit B-1 and, as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)                                 Bylaws. At the Effective Time, the Bylaws, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety to read as set forth on Exhibit B-2 and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended or restated in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6                               Directors and Officers.

(a)                                 Directors. The Parties will take all necessary actions so that at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)                                 Officers. The Parties will take all necessary actions so that at the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7                               Effect on Capital Stock.

(a)                                 Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)                                     each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)                                  each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled without any conversion thereof or consideration paid therefor; and

(iii)                               each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and automatically converted into the right to receive cash in an amount equal to $32.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b)                                 Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time. Nothing in this Section 2.7(b) will be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

(c)                                  Statutory Rights of Appraisal.

(i)                                     Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) neither voted in favor of the adoption of this Agreement nor consented thereto in writing and (B) properly made a demand for appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL and has neither effectively withdrawn, failed to perfect, waived, or otherwise lost such stockholder’s right to appraisal (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii)                                  Notification of Parent of Demands for Appraisal. The Company will give Parent prompt notice (and in any event within one Business Day) of receiving any demands for appraisal received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent will have the right to direct and control all negotiations and Legal Proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands and any other Legal Proceedings in respect of the appraisal rights of the Company Stockholders, except that, prior to the Effective Time, Parent will consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company will have the right to participate in any such negotiations and proceedings. The Company may not, except with the prior written consent of Parent (which consent may be given, conditioned or withheld in Parent’s sole discretion), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8                               Equity Awards.

(a)                                 Company Stock-Based Awards.

(i)                                     Vested Awards.  At the Effective Time, each Company Stock-Based Award outstanding as of immediately prior to the Effective Time, to the extent vested and, if applicable, unexercised, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the exercise price per share, if any, attributable to such Company Stock-Based Award) by

(ii) the total number of shares of Company Common Stock subject to such Company Stock-Based Award (the “Company Stock-Based Award Consideration”).

(ii)                                  Unvested Awards Subject to Only Time Vesting.   At the Effective Time, each Company Stock-Based Award outstanding as of immediately prior to the Effective Time, to the extent subject to vesting conditions based solely on continued employment or service to the Company or any of its Subsidiaries and, if applicable, unexercised, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the Company Stock-Based Award Consideration in respect of such unvested and, if applicable, unexercised Company Stock-Based Award, payable on or following the applicable vesting date (but not later than the first payroll date following such applicable vesting date) as set forth in Section 2.8 of the Company Disclosure Letter. Notwithstanding anything in this Agreement to the contrary, Parent will not assume, substitute or convert any Company Stock-Based Award that is outstanding, and, if applicable, unexercised, as of immediately prior to the Effective Time and is held by a nonemployee member of the Company Board.

(iii)                               Unvested Awards Subject to Performance Vesting.  For purposes of this Section 2.8(a), and notwithstanding anything contained in the Company Stock Plan or any award agreement to the contrary, with respect to each Company Stock-Based Award, the vesting of which is conditional in whole or in part on the achievement of performance goals during a performance period that is still outstanding as of the date hereof (each, a “Performance Company Stock-Based Award”) that was granted after August 22, 2013, as of immediately prior to the Effective Time, the applicable performance metrics shall be deemed to have been satisfied as to 100% of the target number of shares of Company Common Stock subject to such Performance Company Stock-Based Award, regardless of when the performance period ends.  For each Performance Company Stock-Based Award granted on or after December 1, 2015, such Performance Company Stock-Based Award shall be treated in the manner set forth in Section 2.8(a)(ii) of this Agreement, and each other Performance Company Stock-Based Award shall be treated in the manner set forth in Section 2.8(a)(i) of this Agreement.  For each Performance Company Stock-Based Award granted on August 22, 2013, such Performance Company Stock-Based Award shall be treated in accordance with its terms.  Notwithstanding anything herein to the contrary, if the holder of such Performance Company Stock-Based Award terminates his service to the Company before the Effective Time, the outstanding and unvested portion of a Performance Company Stock-Based Award as of immediately prior to the termination date will be forfeited.

(iv)                              Withholding; 409A.  The payment of the Company Stock-Based Award Consideration will be subject to withholding for all required Taxes.  Notwithstanding any provision of this Section 2.8(a), with respect to any Company Stock-Based Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the Company Stock-Based Award Consideration in accordance with this Section 2.8(a) would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the Company Stock Plan and applicable award agreement that will not result in the imposition of such Tax or penalty.

(b)                                 Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option) by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options, whether vested or unvested, for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.

(c)                                  Payment Procedures for Vested Equity. As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the applicable holders of vested and, if applicable, exercisable, Company Stock-Based Awards and Company Options will receive a payment (without interest) from the Company or the Surviving Corporation (which amounts Parent shall deposit or cause to be deposited, to the extent that Company cash as of the Closing is insufficient to fund the payment of such amounts, with the Company, by wire transfer of immediately available funds, at or prior to the Closing), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such vested Company Stock-Based Awards or Company Options that are cancelled and converted pursuant to Section 2.8(a)(i) or Section 2.8(b), as applicable. Notwithstanding the foregoing, if any such payment owed to a holder of vested Company Stock-Based Awards or Company Options pursuant to Section 2.8(a)(i) or Section 2.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five Business Days thereafter).

(d)                                 Further Actions. The Company will take all action necessary to effect the cancellation of Company Stock-Based Awards and Company Options as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Stock-Based Awards and all Company Stock Plans will terminate as of the Effective Time, and the provisions in any other Company Benefit Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time. Following the Effective Time, no participant in any Company Stock Plan or Company Benefit Plan will have any right thereunder to acquire any equity securities (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(e)                                  Treatment of Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time and not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the ESPP after the date of this Agreement, the Company will take all necessary actions, including obtaining any necessary determinations or resolutions of the Company Board (or a committee thereof), if appropriate, and amending the terms of the ESPP as may be necessary or required under the ESPP and applicable Laws, to (i) to provide that each individual participating in the Purchase Period (as defined in the ESPP) in progress on the date of this Agreement (the “Final Offering”) will not be permitted to (A) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Purchase Period commenced; or (B) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law; (ii) ensure that, except for the Final Offering, no offering period under the ESPP will be authorized or commenced on or after the date of this Agreement; (iii) if the Closing will occur prior to the end of the Final Offering, provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement prior to the Closing Date; (iv) cause the Final Offering to end no later than one Business Day prior to the Closing Date; (v) make any pro rata adjustments that may be necessary to reflect the shortened Final Offering Purchase Period, but otherwise treat such shortened Final Offering Purchase Period as a fully effective and completed Purchase Period for all purposes pursuant to the ESPP; (vi) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase shares of Company Common Stock in accordance with the ESPP as of the end of the Final Offering; (vii) provide that the applicable purchase price for Company Common Stock will not be decreased below the levels set forth in the ESPP as of the date of this Agreement; and (viii) ensure that no further rights are granted under the ESPP after the Effective Time. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

2.9                               Exchange of Certificates.

(a)                                 Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent or Merger Sub will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)                                 Exchange Fund. (i) At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds for payment to the holders of shares of Company Common Stock pursuant to Section 2.7(a) an amount of cash that, when taken together with the amount to be deposited by the Company pursuant to clause (ii) below, is sufficient in the aggregate for the Payment Agent to make the payments of the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7(a); and (ii) at the Closing, after all of the conditions to the Merger set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, each of which is capable of being satisfied at Closing) or waived (if permissible under applicable Law) and Parent has confirmed in writing that it will consummate the Closing, then the Company will, in consultation with and in accordance with the directions having been given by Parent, deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds for payment to the holders of shares of Company Common Stock pursuant to Section 2.7(a), an amount of cash of the Company and its Subsidiaries designated by Parent (such designation to be made no less than three Business Days prior to the Closing Date), which amount shall not exceed the Available Cash Amount. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (A) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); or (D) money market funds investing solely in a combination of the foregoing and, in any such case, no instrument shall have a maturity exceeding three months (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (1) there are any losses with respect to any investments of the Exchange Fund; (2) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a); or (3) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7(a) for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a). Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)                                  Exchange and Payment Procedures.

(i)                                     Certificates. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a), (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7(a). Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a).

(ii)                                  Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7(a). In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a) will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a). Any Per Share Price paid upon surrender of an Uncertificated Share will be deemed to have been paid in full satisfaction of all rights pertaining to such Uncertificated Share.

(d)                                 DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)                                  Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.7(a) may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)                                   No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)                                  Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7(a).

(h)                                 Cash Balances. The Company shall deliver to Parent, upon request and no later than five Business Days prior to the anticipated Closing Date, a written notice setting forth, in each case as of the close of business on the immediately preceding Business Day, the aggregate cash balances held by the Company and its Subsidiaries (by Subsidiary and by jurisdiction) as well as the amounts of such cash balances that are not being used for other purposes and that are available to be utilized in respect of the obligations set forth in Section 2.8(c) and Section 2.9(b) (the “Available Cash Amount”).

2.10                        No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7(a) (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11                        Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7(a). Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12                        Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13                        Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Filed Company SEC Documents (excluding any disclosures contained under the heading “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, or any other sections relating to forward-looking statements to the extent that they are predictive or forward-looking in nature) it being understood that (i) any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, or Section 3.5; and (ii) any matter disclosed in the Filed Company SEC Documents will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such Filed Company SEC Documents that it is applicable to such section of the Company Disclosure Letter; and (b) the Company Disclosure Letter (subject to Section 1.4), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct.

3.1                               Organization, Standing and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority and possesses all Company Permits, except where the failure to have such power or authority or to possess such Company Permits would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has made available true, correct and complete copies of the Charter and the Bylaws.

3.2                               Subsidiaries of the Company.

(a)                                 Capital Stock; Identity. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by (i) the Company, (ii) another Subsidiary of the Company or (iii) the Company and another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens). Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of (A) the Subsidiaries of the Company; and (B) the ownership interest of the Company and any Subsidiary in each Subsidiary.

(b)                                 Other Equity Interests. Except for the capital stock and voting securities of, and other equity interests in, the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

3.3                               Capital Structure.

(a)                                 Capital Stock. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock; and (ii) 50,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) no shares of Company Preferred Stock were issued and outstanding; (B) 126,337,950 shares of Company Common Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares.

(b)                                 Validity; Issuances. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any preemptive rights. Since the close of business on the Capitalization Date through the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Stock-Based Awards or Company Options granted prior to the Capitalization Date.

(c)                                  Stock Reservation. As of the Capitalization Date, there were outstanding (i) Company Stock-Based Awards representing the right to receive up to 7,494,861 shares of Company Common Stock; and (ii) Company Options to acquire 965,559 shares of Company Common Stock with an exercise price per share less than the Per Share Price and a weighted average price of $11.57. As of the Capitalization Date, there were accumulated payroll contributions under the then-current offering period under the Company ESPP in the amount of $1,123,396, and an additional $1,958,407 of payroll contributions are expected to be accumulated through the completion of such offering period (assuming no withdrawals, no modifications to participant contribution percentages, and constant currency exchange rates).

(d)                                 Company Securities. Except as set forth in this Section 3.3(d), as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock and voting securities of, or other equity interests in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding subscriptions, options, warrants, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company or any of its Subsidiaries to issue, any capital stock and voting securities of, or other equity interests in, or any securities convertible into or exchangeable for shares of capital stock and voting securities of, or other equity interests in, the Company or such Subsidiary; (iv) no obligations of the Company or any of its Subsidiaries to (A) grant, extend or enter into any subscription, option, warrant, call, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock and voting securities of, or other equity interests in, the Company or any of its Subsidiaries; or (B) provide funds to, or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any liability or obligation to, any other Person; (v) no outstanding restricted shares, calls, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock and voting securities of, or other equity interests in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock and voting securities of, or other equity interests in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends or dividend equivalent rights with respect to any outstanding shares of Company Capital Stock, Company Stock-Based Awards or Company Options.

(e)                                  No Other Rights. Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, including any voting trusts, rights agreements or other similar agreements, understandings or Contracts to which the Company or any of its Subsidiaries is a party.

(f)                                   Equity Awards Ledger. Section 3.3(f) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of Company Stock-Based Awards and Company Options, and, with respect to each, the type of award and the Company Stock Plan under which it was issued, the date of grant, the number of shares of Company Capital Stock subject to such award, the vesting schedule thereof, and the price per share at which each Company Option may be exercised.

3.4                               Authority; Execution and Delivery; Enforceability.

(a)                                 Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject, in the case of the Merger, to the receipt of the Requisite Stockholder Approval.

(b)                                 Company Board Approval. The Company Board has unanimously adopted resolutions at a meeting at or prior to the date of this Agreement duly called and convened at which all of the directors of the Company were present, (i) determining that it is in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement and to consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; (ii) approving the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL; (iii) directing that the adoption of this Agreement be submitted to a vote of the Company Stockholders; and (iv) recommending that the Company Stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL. As of the date of this Agreement, such resolutions are in full force and effect and have not been amended or withdrawn. Assuming the accuracy of the representations and warranties set forth in Section 4.5(b), except for the (A) adoption of this Agreement by the Requisite Stockholder Approval and (B) filing of the Certificate of Merger as required by the DGCL, no other corporate proceedings or actions on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.

(c)                                  Antitakeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties set forth in Section 4.5(b), the Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Voting Agreement and the Merger the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover Law applies with respect to the Company or any of its Subsidiaries in connection with this Agreement or the Merger. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

3.5                               No Conflicts; Consents.

(a)                                 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger will not, (i) conflict with; (ii) require any notice to or consent by any Person under, result in any violation or breach of or default (with or without notice or lapse of time, or both) under; (iii) give rise to a right of termination, cancellation or acceleration of any obligation; (iv) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock; (v) give rise to any loss of a material benefit under; or (vi) result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries under any provision of (A) the Charter, the Bylaws or the comparable charter or organizational documents of any of its Subsidiaries (assuming that the Requisite Stockholder Approval is obtained); (B) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Company Permit; or (C) subject to the filings and other matters referred to in Section 3.5(b), any Law, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets (assuming that the Requisite Stockholder Approval is obtained), other than, in the case of clauses (B) and (C), any matters that would not have a Company Material Adverse Effect.

(b)                                 Governmental Consents. No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than: (i) the filing with the SEC of the Proxy Statement in definitive form; (ii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Merger; (iii) compliance with and filings under the HSR Act and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (v) such Consents from, or registrations, declarations, notices or filings made to or with, Governmental Authorities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement or the Merger and are required with respect to mergers, business combinations or changes in control of telecommunications companies generally; (vi) such filings with and approvals of NYSE as are required to permit the consummation of the Merger; and (vii) such other Consents, registrations, declarations, notices or filings the failure of which to obtain would not have a Company Material Adverse Effect.

3.6                               SEC Documents; No Undisclosed Liabilities.

(a)                                 Company SEC Documents. The Company has furnished or filed on a timely basis all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein, and amendments and supplements thereto) in each case required to be furnished or filed by the Company with the SEC since January 1, 2014, through the date of this Agreement (all such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, the “Company SEC Documents”).

(b)                                 Compliance of Company SEC Documents. Each Company SEC Document at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment): (i) complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and other applicable Law, each as in effect on the date of any such filing; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents (A) complied at the time that it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (B) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except for the absence of footnotes and normal year-end adjustments as permitted by GAAP); and (C) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, income and comprehensive income, cash flows and stockholders’ equity for the periods shown (subject, in the case of unaudited statements, to normal immaterial year-end audit adjustments as permitted by GAAP). Except as set forth in Section 3.6(b) of the Company Disclosure Letter, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since January 1, 2014, that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any material unresolved complaint, allegation, assertion or claim in writing regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c)                                  No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2015 (or the notes thereto), as included in the Filed Company SEC Documents; and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be set forth on a balance sheet prepared in accordance with GAAP that would have a Company Material Adverse Effect.

(d)                                 SOX Compliance. Since January 1, 2014, (i) the Company is and has been in compliance in all material respects with the applicable provisions of SOX; and (ii) each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true, correct and complete. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)                                  Internal Controls. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)                                   Disclosure Controls. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all (i) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such information that is required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer of the Company and the chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)                                  Off-Balance Sheet Arrangements. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(h)                                 Absence of Certain Conditions. Since January 1, 2014, none of the Company, the Company’s independent public accountants, the Company Board or the audit committee of the Company Board has identified or received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) “material weakness” or significant deficiency in the design or operation of the internal controls over financial reporting of the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (iii) fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i)                                     No Subsidiary Reporting Obligations. No Subsidiary of the Company is, or has at any time since January 1, 2014, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.7                               Absence of Certain Changes or Events.

(a)                                 No Company Material Adverse Effect. Since January 1, 2016, to the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)                                 Absence of Certain Changes. From January 1, 2016, to the date of this Agreement, the Company and its Subsidiaries have each conducted its and their respective business in the ordinary course in all material respects, and during such period there has not occurred:

(i)                                     any amendment or the adoption of any amendment or any other change (whether by merger, consolidation or otherwise) of the Charter, the Bylaws or any similar organizational document;

(ii)                                  any proposal by the Company or adoption of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iii)                               any issuance, sale, delivery, grant, authorization or agreement or commitment to issue, sell, deliver, grant or authorize, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance and sale of shares of Company Common Stock pursuant to Company Stock-Based Awards or Company Options or in connection with agreements made available to Parent prior to the date hereof;

(iv)                              any (A) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in the Company (other than the issuance of shares of Company Common Stock pursuant to (1) the exercise of Company Options; (2) the Company ESPP; or (3) the vesting or settlement of Company Stock-Based Awards, in each case in accordance with their terms) or capital stock or voting securities of, or other equity interests in, any of its Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); or (B) repurchase for value by the Company of any capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries;

(v)                                 other than pursuant to the Credit Agreement, any (A) incurrence of material Indebtedness or any guarantee of material Indebtedness for another Person; or (B) issuance or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(vi)                              any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the real property or other tangible assets of the Company or its Subsidiaries outside of the ordinary course of business with a fair market value, in the aggregate, in excess of $6,000,000;

(vii)                           any acquisition of a business or any material equity interest therein, whether by merger, consolidation, purchase of property or assets, or otherwise;

(viii)                        any sale, transfer or other disposal (whether by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof;

(ix)                              any granting by the Company or any of its Subsidiaries to any current or former director or officer of the Company or any of its Subsidiaries of any material increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under (A) applicable Law or (B) any Company Benefit Plan in effect as of January 1, 2016;

(x)                                 any granting by the Company or any of its Subsidiaries to any Person of any rights (that remain in effect as of the date of this Agreement) to severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business or as was required under (A) applicable Law or (B) any Company Benefit Plan in effect as of January 1, 2016;

(xi)                              any entry into or adoption of any material Company Benefit Plan or any material amendment of any material Company Benefit Plan, except as required under (A) applicable Law or (B) any Company Benefit Plan in effect as of January 1, 2016;

(xii)                           any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except as may have been required by a change in GAAP;

(xiii)                        any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries with a fair market value, in the aggregate, in excess of $1,000,000, other than in the ordinary course of business;

(xiv)                       entry into or adoption of any “poison pill” or similar stockholder rights plan;

(xv)                          any entry into any understanding, arrangement or Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities, equity interests or ownership interests;

(xvi)                       any special meeting (or any adjournment thereof) of the stockholders of the Company;

(xvii)                    any (A) material elections or changes thereto or revocation thereof with respect to Taxes by the Company or any of its Subsidiaries; (B) changes to material tax accounting methods of the Company or any of its Subsidiaries, (C) filing of material amended Tax Returns by the Company or any of its Subsidiaries; (D) entry into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Law) by the Company or any of its Subsidiaries; (E) request for any material Tax ruling by the Company or any of its Subsidiaries; or (F) settlement, compromise by the Company or any of its Subsidiaries of any material Tax liability or material Tax refund; or

(xviii)                 any entry into, authorization of, or agreement or commitment to enter into a Contract to take any of the actions set forth in this Section 3.7.

3.8                               Taxes.

(a)                                 Tax Returns; Taxes Paid; Tax Claims. Except for matters that would not have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to have been paid by it and has established adequate reserves, in accordance with GAAP, in the consolidated financial statements of the Company included in the Company SEC Documents for any Taxes that are not yet due as of the date of such financial statements; (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the consolidated financial statements of the Company included in the Company SEC Documents; (iv) neither the Company nor any of its Subsidiaries has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person; and (v) no claim has been made in writing by any Governmental Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(b)                                 Tax Return Examinations. No audit, examination, investigation or other proceedings with respect to any material Tax Return or material Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such an audit or other examination. There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending.

(c)                                  Consolidated Tax Returns and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which was the Company); (ii) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and its wholly owned Subsidiaries; or (B) any commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law) as transferee, successor or otherwise.

(d)                                 Spin-offs. Within the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).

(e)                                  No Listed Transactions. Neither the Company nor any of its Subsidiaries has been a party to or participated in a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(f)                                   Tax Liens. There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than (i) statutory Liens for Taxes not yet due and payable; and (ii) Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the consolidated financial statements included in the Company SEC Documents.

(g)                                  Taxable Income. Neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law; (ii) any closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

(h)                                 Tax Reserves. Except as would not have a Company Material Adverse Effect, the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the consolidated financial statements of the Company included in the Company SEC Documents are adequate, in accordance with GAAP, to cover Taxes payable by the Company and its Subsidiaries through the date of such consolidated financial statements.

3.9                               Benefits Matters; ERISA Compliance.

(a)                                 Company Benefit Plans. Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list identifying each material Company Benefit Plan. The Company has made available true, correct and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof and, in each case, to the extent applicable, all amendments thereto; (ii) other than with respect to Company Benefit Plans primarily for the benefit of non-U.S. employees, the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan; (v) the most recent financial statements and actuarial reports for each material Company Benefit Plan (if any); and (vi) all material written communications to any Governmental Authority relating to such material Company Benefit Plan made within the last year. For the purposes of this Section 3.9(a), an agreement or arrangement with a consultant who is a natural person will not be considered material unless the Company and its Subsidiaries paid such consultant more than $150,000 on an annual basis.

(b)                                 Qualified Status. All Company Benefit Plans that are intended to be qualified and exempt from federal income Taxes under Section 401(a) and Section 501(a), respectively, of the Code have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor (i) to the Knowledge of the Company, has revocation been threatened; (ii) to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to adversely affect such qualification or exemption; and (iii) has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)                                  Pension Plans. Neither the Company nor any of its Subsidiaries has, during the six-year period ending on the date of this Agreement, maintained, contributed to or been required to contribute to any Company Pension Plan. Neither the Company nor any of its Subsidiaries has any unsatisfied liability under Title IV of ERISA and, to the Knowledge of the Company, no condition exists that is reasonably likely to cause the Company or any of its Subsidiaries to incur a liability under Title IV of ERISA. Neither the Company nor any of its Subsidiaries has, or within the six-year period ending on the date of this Agreement has had, contributed to, been required to contribute to, or has or within the six-year period ending on the date of this Agreement has had any obligation or liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA). There does not now exist nor, to the Knowledge of the Company, do any circumstances exist that are reasonably likely to result in any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.

(d)                                 No Terminations, Proceedings or Liabilities. Except for matters that would not have a Company Material Adverse Effect, no (i) Company Benefit Plans or trusts have been terminated, nor is there any intention or expectation to terminate any Company Benefit Plans and trusts; (ii) Company Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Authority, that could be reasonably expected to result in a termination of any Company Benefit Plan or trust; and (iii) event has occurred and, to the Knowledge of the Company, no condition exists that could be reasonably expected to subject the Company or any of its Subsidiaries to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(e)                                  Ability to Amend. With respect to each Company Benefit Plan that is an employee welfare benefit plan, such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended subject to applicable Law to reduce benefits or limit the liability of the Company or its Subsidiaries or terminated, in each case, without material liability to the Company and its Subsidiaries on or at any time after the Effective Time.

(f)                                   Absence of Certain Plan Terms. No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law) in a manner that would reasonably be expected to result in any material liability to the Company and its Subsidiaries on or at any time after the Effective Time.

(g)                                  Compliance with Law. Except for matters that would not have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been established, registered, amended, funded, invested, maintained and administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan; and (ii) the Company and each of its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(h)                                 Absence of Claims. Except for matters that would not have a Company Material Adverse Effect and other than for routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened claims, audits or inquiries by, on behalf of or against any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan.

(i)                                     Absence of Effects of the Merger. None of the execution and delivery of this Agreement, the obtaining of the Requisite Stockholder Approval or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or

Independent Contractor of the Company or any of its Subsidiaries to any compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger or increase any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan; or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(j)                                    Section 280G/4999.  Neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, (i) not be deductible as a result of Section 280G of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax); or (ii) be subject to the excise tax under Section 4999 of the Code. The Company has provided to Parent (A) its preliminary calculations with respect to the impact of Sections 280G and 4999 of the Code (or any corresponding provisions of foreign, state or local Law related to Tax) to the extent available as of the date hereof and (B) for each Person intended to be a participant in the Rackspace Change in Control Severance Plan described in Section 5.2(m) of the Company Disclosure Letter, the form W-2 box 1 amount for calendar years 2011 through 2015, to the extent applicable.

(k)                                 No Gross-ups. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(l)                                     Section 409A. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.

(m)                             Contributions. All contributions required to be made to any Company Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of the Company included in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(n)                                 International Plans. Except as would not have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements; (ii) that are intended to qualify for special tax treatment, meet all the requirements for such treatment; and (iii) that are intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(o)                                 Section 162(m). No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(p)                                 Additional Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any formal plan or has made any enforceable promise or commitment to create any additional benefit plans which would be considered to be a material Company Benefit Plan once created or to improve or change the benefits in any material respect provided under any material Company Benefit Plan or any other Company Benefit Plan that would be a material Company Benefit Plan as a result of such improvements or changes.

(q)                                 Prohibited Transactions. Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company, any ERISA Affiliate or any Company Benefit Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code (or any corresponding provisions of Law).

3.10                        Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than such Legal Proceeding that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction, award or decree, except for those that would not have a Company Material Adverse Effect. There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement. There are no inquiries, investigations or reviews by any Governmental Authority or internal investigations or reviews pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, except for those that would not have a Company Material Adverse Effect. As of the date of this Agreement, there are no settlements of any Legal Proceedings to which the Company or any of its Subsidiaries is a party that are material to the Company or its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations.

3.11                        Compliance with Applicable Laws. Neither the Company nor any of its Subsidiaries is in violation of, or since January 1, 2014, has been in violation of, and each of the Company and its Subsidiaries are, and since January 1, 2014, has been, in compliance with any applicable Law or applicable Company Permit, except for any such violation or non-compliance that would not have a Company Material Adverse Effect. To the Knowledge of the Company, except for matters that would not have a Company Material Adverse Effect, no action or demand by or before any Governmental Authority is pending or threatened alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or applicable Company Permit. This Section 3.11 does not relate to Tax matters, employee benefits matters, environmental matters, or the matters with respect to Intellectual Property Rights and Technology covered in Sections 3.15(a)-(c) and (f)-(j) or privacy or data security matters, which are the subjects of Section 3.8, Section 3.9, Section 3.12 and Sections 3.15(d)-(e), respectively.

3.12                        Environmental Matters.

(a)                                 Compliance. Except for matters that would not have a Company Material Adverse Effect:

(i)                                     the Company and its Subsidiaries are, and for the three years prior to the date of this Agreement have been, in compliance with all Environmental Laws;

(ii)                                  there are no Hazardous Materials (x) present at any property currently owned or leased by the Company or its Subsidiaries or, (y) to the Knowledge of the Company, were present on any formerly owned or leased properties at the time they ceased to be owned or leased by the Company or its Subsidiaries, that require the Company or its Subsidiaries to undertake investigative or remedial action;

(iii)                               the Company and its Subsidiaries have not Released, disposed of, transported or arranged for the transport or disposal of Hazardous Materials at any location, in each case except in a quantity and manner that complies with Environmental Law and as has not given rise to or could not reasonably be expected to give rise to liability under Environmental Laws;

(iv)                              neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority alleging that the Company or any of its Subsidiaries is in violation of, or has any actual or potential liability under, any Environmental Law or any Environmental Permit (including any written notification alleging liability for, or request for information pursuant to Section 104(e) of Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state statute concerning any Release or threatened Release of Hazardous Materials at any locations) that remains outstanding;

(v)                                 the Company and its Subsidiaries have obtained and complied with all Environmental Permits required to own, lease or otherwise hold their properties and assets, for their operations and to conduct its business pursuant to applicable Environmental Law, and all such Environmental Permits are valid and in good standing or have timely renewed;

(vi)                              the Company and its Subsidiaries have not contractually assumed or undertaken any liability or obligation of any other Person with respect to Environmental Laws; and

(vii)                           there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries relating to actual or alleged noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws.

(b)                                 No Environmental Orders. The Company and its Subsidiaries are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or settlement agreement imposing any obligations or liabilities on the Company or its Subsidiaries with respect to or arising under Environmental Laws.

3.13                        Material Contracts.

(a)                                 Filed Company Contracts. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Filed Company Contract that has not been filed.

(b)                                 Identity of Material Contracts. Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of the following Contracts in effect as of the date of this Agreement (each Contract of the type described in this Section 3.13(b) and each Filed Company Contract, a “Material Contract”):

(i)                                     other than Company Permits imposing geographical limitations on operations, each Contract that is material to the Company and its Subsidiaries, taken as a whole, that restricts the ability of the Company or its Subsidiaries to compete in any business or with any Person in any geographical area (it being agreed that, with respect to the vendors of the Company and its Subsidiaries, this clause (i) will be limited to the 20 largest Contracts with such vendors (based on payments made to vendors over the 12 months ended December 31, 2015) and will exclude all of the other contracts with vendors of the Company and its Subsidiaries);

(ii)                                  other than any such agreement solely between or among the Company and its wholly owned Subsidiaries, each loan and credit Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method lease or other similar agreement pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred having an outstanding amount in excess of $6,000,000 in net present value;

(iii)                               each Contract that requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its wholly-owned Subsidiaries) in any such case which is in excess of $6,000,000 in net present value;

(iv)                              each Contract to which the Company or any of its Subsidiaries is a party relating to (A) the formation, creation, operation, management or control of any partnership or joint venture; or (B) the ownership of any equity interest in any entity or business enterprise other than the Subsidiaries of the Company, in each case material to the Company and its Subsidiaries, taken as a whole;

(v)                                 other than the Company Benefit Plans listed on Section 3.9(a) of the Company Disclosure Letter, each indemnification, employment, consulting or other material Contract with (A) any member of the Company Board or (B) any executive officer of the Company, in each case, other than those Contracts (or forms of) (1) filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents or (2) terminable by the

Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(vi)                              other than Company Leases, each Contract with obligations remaining to be performed or liabilities continuing after the date of this Agreement relating to the disposition or acquisition by the Company or any of its Subsidiaries, other than in the ordinary course of business, of any business or any amount of assets (excluding Facilities) with a net present value greater than $6,000,000;

(vii)                           each hedge, collar, option, forward purchasing, swap, derivative or similar Contract with a net present value greater than $6,000,000;

(viii)                        each Contract containing any “standstill” provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(ix)                              each Contract with a Top Customer for sales by the Company of its products or services;

(x)                                 each Contract (A) pursuant to which the Company or any of its Subsidiaries is granting any material Intellectual Property License (other than (1) the Company’s or its Subsidiaries’ customer Contracts (including such Contracts with resellers, distributors and systems integrators); (2) Contracts with consultants or other service providers whose rights to use Company Intellectual Property are limited to use for the benefit of the Company or its Subsidiaries; and (3) Contracts pursuant to which the Company or any of its Subsidiaries has granted Intellectual Property Licenses pursuant to an Open Source licensing or distribution model); or (B) that purports to materially limit, curtail or restrain the ability of the Company or any of its Subsidiaries to exploit any material Owned Intellectual Property (other than Contracts pursuant to which the Company or any of its Subsidiaries has granted Intellectual Property Licenses pursuant to an Open source licensing or distribution model);

(xi)                              each Contract pursuant to which the Company or any of its Subsidiaries is being granted any material Intellectual Property License (other than off-the-shelf licenses for generally commercially available Software that involve the one-time or annual payments of license, maintenance support and other fees, collectively, of less than $750,000);

(xii)                           each material settlement, conciliation or similar Contract with any Governmental Authority entered into since January 1, 2014;

(xiii)                        each Contract with a top-20 customer of the Company (based on payments made to the Company over the 12 months ended December 31, 2015) that (A) contains “most favored nation” pricing provisions with any third party or (B) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(xiv)                       each Contract that by its terms calls for aggregate payments or receipts (including termination fees) by the Company and its Subsidiaries under such Contract of more than $6,000,000 over the remaining term of such Contract;

(xv)                          each Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any person beneficially owning five percent or more of the outstanding Company Common Stock, on the other hand, except for any Company Benefit Plan;

(xvi)                       with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $6,000,000;

(xvii)                    involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract of at least $6,000,000; and

(xviii)                 each Contract with each of the 20 largest vendors (in the aggregate) of the Company, based on consolidated accounts payable as of December 31, 2015.

(c)                                  Validity; No Default. Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity; (ii) each Material Contract is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; (iv) neither the Company nor any of its Subsidiaries has received written notice of any breach or default of any Material Contract, and (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Material Contract.

(d)                                 No Restrictive Contracts. Except as set forth on the Company Disclosure Letter and for any Filed Company Contracts, neither the Company nor any of its Subsidiaries is a party to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method lease or other similar agreement that prevents or restricts the Company, or any of its Subsidiaries from (i) paying dividends or distributions to the Person or Persons who owns or own such entity; (ii) incurring or guaranteeing Indebtedness; or (iii) creating Liens (other than Permitted Liens) that secure Indebtedness.

3.14                        Properties.

(a)                                 Company Properties; Valid Title; No Liens. Section 3.14(a) of the Company Disclosure Letter lists (i) the street address of each parcel of real property (which will include the Facilities) owned by the Company or any subsidiary of the Company in fee simple or jurisdictional equivalent (“Owned Real Property”); and (ii) the street address and approximate size of each parcel of real property (which will include the Facilities) leased, subleased, licensed or otherwise occupied by the Company or any subsidiary of the Company (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and valid title (or the jurisdictional equivalent) to the Owned Real Property, and a valid leasehold interest in the Leased Real Property. Except as would not have a Company Material Adverse Effect, the Real Property is adequate and sufficient, and in satisfactory condition, to support the operations of the Company and its Subsidiaries as presently conducted. All of the Real Property is free and clear of all Liens (other than Permitted Liens). This Section 3.14(a) does not relate to Intellectual Property Rights and Technology, privacy or data security matters, which are the subject of Section 3.15.

(b)                                 Compliance; Exclusive Possession. Except as would not have a Company Material Adverse Effect, (i) each Company Lease is a valid, binding and legally enforceable obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each Company Lease is in full force and effect; and (iii) neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Company Lease and, to the Knowledge of the Company, no other party to any Company Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company has made available to Parent a true, correct and complete copy of each Company Lease (1) with respect to a Facility, and (2) except as would not have a Company Material Adverse Effect, with respect to each Company Lease not in respect of a Facility, to the extent under the Company’s control. The Real Property constitutes all of the real property owned or leased by the Company and its subsidiaries. Each of the Company and its Subsidiaries is in exclusive possession of the portion of the properties or assets purported to be leased by the Company or its Subsidiaries, as applicable, under all of the Company Leases, except for (A) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted; and (B) failures to have such possession of immaterial properties or assets as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or like Legal Proceeding, or sale or other disposition in lieu of condemnation, affecting the Real Property.

(c)                                  Third Party Rights. Except as set forth on Section 3.14(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased or otherwise granted to any person the right to use or occupy all or any material portion of any parcel of the Real

Property, and neither the Company nor any of its Subsidiaries has granted any outstanding options, rights of first refusal, rights of first offer or other third party rights to purchase such Real Property or any portion thereof.

3.15                        Intellectual Property.

(a)                                 Ownership. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or are licensing or otherwise have the right to use, all Company Intellectual Property as used in their business as presently conducted; (ii) the Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect each material item of Owned Intellectual Property; (iii) each Person who has contributed to or developed any material Owned Intellectual Property has conveyed to the Company or its applicable Subsidiary an assignment of all right, title and interest in and to such Owned Intellectual Property and (iv) since January 1, 2014, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership rights in any Owned Intellectual Property.

(b)                                 No Infringement. Except as would not have a Company Material Adverse Effect, since January 1, 2014, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any third Person, and, as of the date of this Agreement, no Legal Proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any third Person, and (ii) to the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any material Owned Intellectual Property in a material fashion.

(c)                                  Open Source. Section 3.15(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the material projects for the development of Software under an Open Source license to which the Company or any of its Subsidiaries contribute. The Company and its Subsidiaries are in compliance with their applicable Open Source obligations, except to the extent that any non-compliance would not have a Company Material Adverse Effect. Except (i) as would not have a Company Material Adverse Effect and (ii) in connection with the projects set forth on Section 3.15(c) of the Company Disclosure Letter, no material Software owned or purported to be owned by the Company or any of its Subsidiaries contains any Open Source in any Software that is distributed by the Company or any of its Subsidiaries to third parties in a manner that requires (A) the contribution or disclosure to any third Person of any portion of the source code of any such Software or (B) the Company or any of its Subsidiaries to make available or license such Software to any other Person without requiring the payment of fees or royalties.

(d)                                 Privacy and Data Protection. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries complies, and since January 1, 2014, has complied, with all (i) Information Privacy and Security Laws applicable to its collection of Protected

Information and its maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Protected Information; (ii) ISO 27001 and PCI DSS security standards (with such compliance limited to the scope of the Company’s certification, which covers all information technology assets of the Company and its Subsidiaries that process or maintain payment card information subject to PCI DSS); and (iii) the Company’s and its Subsidiaries’ applicable privacy policies posted to websites or other media maintained or published by the Company or any of its Subsidiaries (each “Privacy Policy”).  Except as would not have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement, any ancillary agreement and the consummation of the Merger do not violate any Information Privacy and Security Law applicable to the Company or its Subsidiaries, including any Consents obtained by the Company or its Subsidiaries from or filed by the Company or its Subsidiaries with a data protection authority Governmental Authority, and applicable Privacy Policies of the Company or its Subsidiaries.  To the Knowledge of the Company, except for matters that would not have a Company Material Adverse Effect, no action or demand by or before any Governmental Authority is pending or threatened alleging that the Company or any of its Subsidiaries is not in compliance with any Information Privacy and Security Laws.

(e)                                  Data Security.  The Company and its Subsidiaries have implemented and maintain a reasonable enterprise-wide data security program.  That program is designed to protect Company Protected Information and the Company’s and Subsidiaries’ information technology assets from unauthorized access, use, control, disclosure, destruction or modification. The Company and each of its Subsidiaries have adopted, and, in all material respects, are and have been in compliance with, commercially reasonable policies, procedures and safeguards that apply to the Company and/or each of its Subsidiaries with respect to privacy, data protection, processing, security and the Company’s and its Subsidiaries’ collection and use of Company Protected Information in the course of the operations of the Company and its Subsidiaries.  Except as would not have a Company Material Adverse Effect, since January 1, 2014, at no time has there been any data security breach of any information technology assets of the Company or any of its Subsidiaries or unauthorized access, use or disclosure of any Company Protected Information under the control of the Company or any Subsidiaries or for which the Company or a Subsidiary has a legal or contractual obligation to protect or secure.

(f)                                   Source Code. The Company and its Subsidiaries have possession of or access to the Company Source Code for each version of any Software owned by the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has any material obligation to any third party (including, but not limited to, any support, maintenance, upgrade or similar obligations), as well as all applicable material documentation related thereto. Neither the Company nor any of its Subsidiaries has (A) disclosed, delivered or licensed to any Person that is not an Affiliate; (B) agreed to disclose, deliver or license to any Person that is not an Affiliate; or (C) permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates any Company Source Code (other than, in each case, disclosure, delivery or licensing of Company Source Code to employees, consultants or other service providers of the Company or one of its Subsidiaries whose rights to use Company Source Code are limited to use for the benefit of the Company or its Subsidiaries as required for Open Source compliance and as part of Software development kits and other Software distributed in source code form in the ordinary course of business), which disclosure, delivery or license would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or any of its Subsidiaries of any Company Source Code to any Person that is not an Affiliate of the Company or any of its Subsidiaries, which disclosure or delivery would have a Company Material Adverse Effect.

(g)                                  No Rights or Claims by Educational Institutions. Except as would not have a Company Material Adverse Effect, no university, college or other educational institution has any right, title or interest obtained from the Company or any of its Subsidiaries, or claim against the Company or any of its Subsidiaries, with respect to any Owned Intellectual Property other than pursuant to a non-exclusive license granted in the ordinary course of business by the Company or any of its Subsidiaries.

(h)                                 Trade Secrets. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information that the Company and its Subsidiaries intend to maintain as trade secrets or confidential information; and (ii) there has not been any intentional or unintentional disclosure or other release of any trade secrets or confidential information of the Company and its Subsidiaries to any third person in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company and its Subsidiaries intend to maintain as trade secrets.

(i)                                     List of Intellectual Property Rights. Section 3.15(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of patents and patent applications, trademark registrations and applications, copyright registrations and applications, and internet domain names, in each case that are owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive owner of all of the Intellectual Property Rights set forth in Section 3.15(i) of the Company Disclosure Letter. All of the registrations, issuances and applications set forth in Section 3.15(i) of the Company Disclosure Letter that are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and unexpired, enforceable and, to the Knowledge of the Company, valid. No material Owned Intellectual Property set forth in Section 3.15(i) of the Company Disclosure Letter is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the Knowledge of the Company, no such action is, or has been, threatened with respect to any such Owned Intellectual Property.

3.16                        Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries (a) is subject to any material cease-and-desist or other material order or enforcement action issued by; (b) is a party to any material written agreement, consent agreement or memorandum of understanding with; (c) is a party to any material commitment letter or similar undertaking with; (d) is subject to any material order or directive by; or (e) has been ordered to pay any material civil money penalty by any Governmental Authority (other than a Taxing authority, which is covered by Section 3.8), in each case other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries. Since January 1, 2014, through the date of this Agreement, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

3.17                        Labor Matters.

(a)                                 Union Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by a Collective Bargaining Agreement, nor is any such agreement being negotiated, and no Collective Bargaining Agreement is applicable to any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, since January 1, 2010, there have been no organizing activities, union election activity or attempts to bargain collectively. Since January 1, 2010, there have been no strikes, work stoppages, slowdowns, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters), or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the consummation of the Merger or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them); or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any material Company Benefit Plan.

(b)                                 WARN Obligations. Prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations under WARN that remain unsatisfied.

(c)                                  Employment-related Legal Compliance. Except for such instances of noncompliance as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been since January 1, 2013 in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to (i) the hiring, promotion, assignment, and termination of employees; (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938, and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages; (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; and (xvix) any bargaining or other obligations under the National Labor Relations Act. To the Knowledge of the Company, each employee, officer and Independent Contractor of the Company and any of its Subsidiaries has all work permits, immigration permits, visas, or other authorizations required by applicable Law for such service provider given the duties and nature of such service provider’s services. A properly completed Form I-9 is on file with respect to each employee of the Company and its Subsidiaries.

(d)                                 Employment-related Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former officer, employee, Independent Contractor, leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging (i) violation of any labor or employment Law; (ii) breach of any Collective Bargaining Agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

(e)                                  Classification. Since January 1, 2010, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, except for non-compliance or exclusions which would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(f)                                   Employee List. The Company has made available to Parent a list of all persons who are employees of the Company and its Subsidiaries as of the date of this Agreement, which list sets forth for each such individual the following: (i) identification number; (ii) title or position; (iii) whether full or part time; (iv) hire date; (v) current annual base compensation rate; (vi) commission, bonus or other cash incentive-based compensation; (vii) classification as exempt or non-exempt; and (viii) location.

(g)                                  Employee Matters. No employee of the Company or any of its Subsidiaries with a title of senior vice president or higher has given notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment. To the Knowledge of the Company, no current or former officer, employee or consultant is in violation, in any material respect, of any term of any employment Contract, non-disclosure agreement or noncompetition agreement.

3.18                        Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has furnished to Parent true, correct and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger.

3.19                        Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent promptly upon receipt by the Company for informational purposes only), to the effect that, as of the date of this Agreement and based upon and subject to the assumptions and limitations set forth in the opinion, the Per Share Price is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its Affiliates.

3.20                        Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses and as are sufficient to comply with applicable Law. Except as would not have a Company Material Adverse Effect, (a) each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time that such insurance policy is purported to have been in effect; and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof; and (c) neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no material claim by the Company or any of its Subsidiaries pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice; or (i) if not paid would have a Company Material Adverse Effect.

3.21                        Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents or (b) Company Benefit Plans, Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of the contracts or arrangements (each, a “Company Affiliate Transaction”) that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries and any (i) present executive officer or director of either the Company or any of its Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members; (ii) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement; or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, a “Company Affiliated Person”). Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or its Subsidiaries in a similar transaction with an unaffiliated third party. To the Knowledge of the Company, no Company Affiliated Person owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 3.21 of the Company Disclosure Letter, serves as an officer or director or in another similar capacity of, any vendor or other Independent Contractor, or any person which has a Contract with the Company or any of its Subsidiaries.

3.22                        Anti-Corruption; International Trade.

(a)                                 Anti-Corruption Law Compliance. The Company, its Subsidiaries, directors, officers and employees have complied with the Anti-Corruption Laws during the five years preceding the date of this Agreement. The Company, its Subsidiaries, directors, officers, employees and, to the Knowledge of the Company, agents have not offered, paid, promised to pay, or authorized the payment of any money or anything else of value, whether directly or through another person or entity, to any (i) Government Official or political party in order to unlawfully: (A) influence any act or decision of such official or party; (B) induce such official or party to use his or its influence with a government or instrumentality thereof; or (C) otherwise secure any improper advantage; or (ii) other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate any one of the Anti-Corruption Laws.

(b)                                 Anti-Corruption Law Policies. The Company and its Subsidiaries have developed and implemented policies and procedures and books and records practices reasonably designed to ensure compliance with Anti-Corruption Laws by the Company, its Subsidiaries, and their directors, officers, employees and agents. No “off-the-books” accounts have been created or maintained by the Company.

(c)                                  Anti-Corruption Law Violations. During the five years prior to the date of this Agreement, the Company and its Subsidiaries have not (i) conducted or initiated an internal investigation; (ii) made a voluntary disclosure to a Government Authority; or (iii) received a notice or citation from a Governmental Authority related to, in each case, actual or alleged violations of any one of the Anti-Corruption Laws.

(d)                                 Trade Compliance. The Company and its Subsidiaries are in compliance in all material respects with all Trade Laws. Neither the Company nor any of its Subsidiaries (i) has been a party to any Contract or engaged in any transaction or other business, directly or indirectly, (A) in material breach of Trade Laws; or (B) with any Governmental Authority or other person that appears on any list of OFAC-sanctioned parties (including any person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List); (ii) is owned or controlled by such a person; or (iii) is located or organized in any country or territory that is subject to comprehensive OFAC sanctions. Neither the Company nor any of its Subsidiaries holds or has in process a facility security clearance issued by the U.S. Government.

3.23                        Top Customers. Since January 1, 2015, to the date of this Agreement, the Company has not received any written communication or written notice from any Top Customer pursuant to which that Top Customer (a) has, in any material and adverse respect, changed, modified, amended or reduced, or stated an intention to, in any material and adverse respect, change, modify, amend or reduce, its business relationship with the Company; or (b) will fail to perform in any material respect, or intends to fail to perform in any material respect, its obligations under any of its material Contracts with the Company or any of its Subsidiaries.

3.24                        Facilities and Operations.

(a)                                 Identity of Facilities. Section 3.24(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the address or other description of each of the Facilities and the following information relating to the Facilities, in each case as of the date of this Agreement: (i) per Facility, (A) rack space currently in use; (B) rack space currently available and ready for use; and (C) rack space available but not ready for use; and (ii) any pending sale or sublease of, or Contract permitting colocation at, any of the Facilities other than in the ordinary course of business consistent with past practice.

(b)                                 Adequacy of Facilities. Except in the case of clauses (i), (ii) and (iii), in respects that would not have a Company Material Adverse Effect, as of the date of this Agreement, each of the Facilities (i) is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and its Subsidiaries at such Facility; (ii) is operated, installed and maintained by the Company and its Subsidiaries (or their respective contractors) in a manner that is in compliance, in all material respects, with (A) generally accepted industry standards for the industry in which the Company and its Subsidiaries operate; (B) performance requirements in service agreements with customers of the Company and its Subsidiaries; and (C) all applicable Laws; and (iii) has sufficient sources of power to support the operations of the Company and its Subsidiaries at such Facility as presently conducted.

(c)                                  Service Level Agreement Credits. Section 3.24(c) of the Company Disclosure Letter sets forth, for the Company’s current operations, a complete list as of the date of this Agreement of customer service level agreement credits paid during the period from April 1, 2015, through March 31, 2016, involving credits in excess of $100,000 per incident to any customer.

3.25                        Required Vote. Assuming the accuracy of the representations and warranties set forth in Section 4.5(b), (a) the Requisite Stockholder Approval is the only vote of holders of any class of securities of the Company that is required to adopt this Agreement and approve the Merger in order for the Merger to be consummated; and (b) no other vote of holders of securities of the Company or any of its Subsidiaries is required to approve the Merger in order for the Merger to be consummated.

3.26                        Indemnification Agreements. Section 3.26 of the Company Disclosure Letter sets forth each indemnification agreement between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees, on the other hand, and each such indemnification agreement is substantially consistent in all material respects with the form of indemnification agreement made available to Parent prior to the date of this Agreement.

3.27                        Solvency. As of immediately prior to the Effective Time, but without giving effect to the Merger or any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters in connection with and contingent upon the Closing, the Company will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis;

(b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.28                        Exclusivity of Representations and Warranties.

(a)                                 No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and the certificate delivered pursuant to Section 7.3(c):

(i)                                     neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to Parent or Merger Sub or any of their respective Affiliates or Representatives in connection with this Agreement or the Merger;

(ii)                                  no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or any of their respective Affiliates or Representatives or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Subsidiaries as having been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives (or any other Person); and

(iii)                               the representations and warranties made by the Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Parent and Merger Sub hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or its Subsidiaries of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)                                 No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and the certificate delivered pursuant to Section 7.3(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                                     any representation or warranty, express or implied;

(ii)                                  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or its Subsidiaries or any of their Affiliates or Representatives, (A) in connection with presentations by or discussion with Affiliates or Representatives of Parent or Merger Sub (whether prior to or after the date of this Agreement); or (B) in any other forum or setting; or

(iii)                               the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (subject to Section 1.4), Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1                               Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite power and authority and possesses all the Parent Permits, except where the failure to have such power or authority or to possess Parent Permits would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect. Parent has made available to the Company, prior to execution of this Agreement, true, correct and complete copies of the charter and bylaws of Parent and Merger Sub.

4.2                               Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.

4.3                               No Conflicts; Consents.

(a)                                 No Conflicts. The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger will not, (i) conflict with; (ii) result in any violation of or default (with or without notice or lapse of time, or both) under; (iii) give rise to a right of termination, cancellation or acceleration of any obligation; (iv) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock; (v) give rise to any loss of a material benefit under; or (vi) result in the creation of any Liens (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub under any provision of (A) the charter, bylaws or other similar organizational documents of Parent or Merger Sub; (B) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any Parent Permit; or (C) subject to the filings and other matters referred to in Section 4.3(b), any Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (B) and (C), any matters that would not have a Parent Material Adverse Effect.

(b)                                 Governmental Consents. No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than: (i) compliance with and filings under the HSR Act and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iii) such Consents from, or registrations, declarations, notices or filings made to or with, Governmental Authorities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement or the Merger; and (iv) such other Consents, registrations, declarations, notices or filings the failure of which to obtain would not have a Parent Material Adverse Effect.

4.4                               Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect. There is no judgment, order, writ, injunction, award or decree outstanding against or, to the Knowledge of the Parent, investigation, review or inquiry by any Governmental Authority involving Parent or Merger Sub that would have a Parent Material Adverse Effect.

4.5                               No Ownership of Company Common Stock; Section 203 of DGCL.

(a)                                 No Ownership of Company Common Stock. Except as set forth in Section 4.5(a) of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates (i) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock; or (ii) has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement.

(b)                                 Section 203 of DGCL. Immediately prior to the adoption by the Company Board of the resolutions referenced in Section 3.4(c) hereof, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.6                               Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of, and other equity and voting interest in, Merger Sub free and clear of all Liens (other than Permitted Liens). The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.7                               No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent that has not been obtained prior to the date of this Agreement is necessary to approve this Agreement or the Merger.

4.8                               Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

4.9                               Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against the applicable Guarantor in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of any Guarantor pursuant to the Guarantee.

4.10                        Financing.

(a)                                 Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and the Guarantors (the “Equity Commitment Letter”) pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the consideration payable in the Merger (the “Equity Financing”); and (ii) executed commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the lenders party thereto (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the consideration payable in the Merger (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be delivered with the fee amounts, “flex” terms and other economic terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount (below the Required Amount), conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b).

(b)                                 No Amendments. As of the date of this Agreement, (i) the Financing Letters have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement); and (iii) to the Knowledge of Parent, the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters, any Fee Letters, any customary credit letters or any customary engagement letters.

(c)                                  Sufficiency of Financing. Assuming (w) the Financing is funded in accordance with the Financing Letters, (x) the accuracy in all material respects of the representations and warranties set forth in Article III hereof and (y) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, the Financing, together with the Available Cash Amount, is sufficient to satisfy Parent’s obligations hereunder to (i) make all payments contemplated to be made by Parent under this Agreement in connection with the Merger (including the payment of all amounts payable by Parent pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to, the Credit Agreement and the Notes Indenture; and (iii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Financing (such amount, the “Required Amount”).

(d)                                 Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Merger Sub and, to the Knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent, Merger Sub and, to the Knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms and conditions, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity. Other than as expressly set forth in the Financing Letters and any Fee Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing (including any “flex” provisions) pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any counterparty to the Financing Letters has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Letters. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any Person under any of the Financing Letters; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Letters; or (iii) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe (both before and after giving effect to any “flex” provisions in the Debt Commitment Letters) that (A) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters; or (B) the full amounts committed pursuant to the Financing Letters will not be available as of the Closing if the terms or conditions contained in the Financing Letters to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters. Other than as set forth in the Financing Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(e)                                  Exclusive Arrangements. As of the date of this Agreement, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.11                        Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than the Voting Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Guarantor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12                        Interests in Competitors. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates owns any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

4.13                        Solvency. Assuming satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III, and after giving effect to the Merger and the payment of the amounts payable pursuant to Article II in connection with or as a result of the Merger and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, as of the Effective Time the Surviving Corporation will be Solvent.

4.14                        Exclusivity of Representations and Warranties.

(a)                                 No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the certificate delivered pursuant to Section 7.2(c):

(i)                                     neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)                                  no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)                               the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)                                 No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                                     any representation or warranty, express or implied;

(ii)                                  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii)                               the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1                               Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its reasonable best efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other Persons with whom the Company or any of its Subsidiaries has business relations.

5.2                               Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) with the prior written consent of Parent (which approval will not be unreasonably withheld, conditioned or delayed, except that with respect to Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(e), Section 5.2(g), Section 5.2(j), Section 5.2(k), Section 5.2(l), Section 5.2(m) and, solely with respect to the foregoing clauses, Section 5.2(t), Parent’s consent may be given, conditioned or withheld in its sole discretion); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)                                 amend, adopt any amendment to or otherwise change (whether by merger, consolidation or otherwise) the Charter, the Bylaws or any similar organizational document;

(b)                                 propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)                                  issue, sell, deliver, grant, authorize or agree or commit to issue, sell, deliver, grant or authorize, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance and sale of shares of Company Common Stock pursuant to Company Stock-Based Awards or Company Options outstanding as of the Capitalization Date or in connection with agreements in effect on the date of this Agreement, in each case, in accordance with their terms as of the date of this Agreement as disclosed on Section 5.2(c) of the Company Disclosure Letter;

(d)                                 directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms; or (B) transactions between the Company and any of its direct or indirect wholly owned Subsidiaries;

(e)                                  acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person or any material equity interest therein;

(f)                                   acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(g)                                  enter into any understanding, arrangement or Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities, equity interests or ownership interests;

(h)                                 enter any new line of business outside of its existing business as of the date of this Agreement;

(i)                                     sell, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof;

(j)                                    other than the Company Stockholder Meeting, convene any special meeting (or any adjournment thereof) of the stockholders of the Company;

(k)                                 (A) adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing), or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries;

(C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(l)                                     (A) incur, assume, suffer or modify the terms of any Indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; and (3) pursuant to the Credit Agreement in the ordinary course of business for working capital purposes and up to an additional amount not to exceed $7,500,000 in the aggregate; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers; and (2) advances to directors, officers and other employees except as made in the ordinary course of business consistent with past practice and as would not have a material cost to the Company or its Subsidiaries; or (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereon (other than Permitted Liens);

(m)                             except as required by applicable Law or any Company Benefit Plan in effect as of the date of this Agreement, (A) enter into, adopt, amend (including accelerating the vesting, exercisability or payment of, or waiving or releasing conditions under), increase benefits provided under, modify, fund payment or benefits under, renew, announce or terminate (or commit to do any of the preceding in respect of) any Company Benefit Plan in any manner, or pay or provide any compensation or benefit to any current or former director, officer or employee or Independent Contractor, in each case, except in the ordinary course of business consistent with past practice and as would not have a material cost to the Company or its Subsidiaries, and; (B) increase the compensation payable or provided to any current or former director, officer, employee, or Independent Contractor, except for increases in compensation of no more than 5% for employees below the level of vice president made in the ordinary course of business and consistent with past practice (including with respect to the time of year at which increases have historically occurred); (C) hire any employee or Independent Contractor whose annual target cash compensation opportunity exceeds $200,000; (D) pay any performance-based amount or benefit (including in respect of Company Stock-Based Awards) in excess of the amount earned based on actual performance; (E) terminate the employment of any officer or key executive of the Company or any Subsidiary unless for “cause,” or terminate a material number of employees in the aggregate; (F) adopt, enter into, amend or terminate any Collective Bargaining Agreement; or (G) take any action to accelerate the vesting or payment of any Company Stock-Based Award or Company Option;

(n)                                 settle, release, assign, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (A) reflected or reserved against in the Audited Company Balance Sheet; or (B) settled in compliance with Section 6.15;

(o)                                 except as required by applicable Law (A) change any material method of Tax accounting to be inconsistent with past practices or change any annual Tax accounting period; (B) make, change or revoke any material Tax election; (C) settle or compromise any material Tax claim or assessment or any audit or proceedings relating to a material amount of Taxes; (D) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (E) file any material amended Tax Return; (F) enter into any closing agreement relating to any material Tax; or (G) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(p)                                 (A) incur, authorize or commit to incur any capital expenditures other than consistent with the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter, other than such capital expenditures that do not exceed such budget by more than $20,000,000; (B) enter into, modify, amend, extend, fail to perform the terms of or terminate any (1) Contract that if so entered into, modified, amended, extended, failed to be performed or terminated would have a Company Material Adverse Effect; (2) Contract that if entered into prior to the date of this Agreement would be a Material Contract if it had been in effect as of the date of this Agreement; (3) Material Contract or Company Lease; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (G) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

(q)                                 sell, assign, transfer, lease, license (other than non-exclusive licenses in the ordinary course of business), pledge, encumber, abandon (except in ordinary course of business consistent with past practice), allow to lapse or otherwise dispose of any rights in material Owned Intellectual Property;

(r)                                    enter into or adopt any “poison pill” or similar stockholder rights plan;

(s)                                   except as required by applicable Law or GAAP, (A) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (B) make any change in any of its accounting principles or practices;

(t)                                    enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3                               No Solicitation.

(a)                                 No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the (1) valid termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will immediately cease and cause to be terminated any activities, discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors, including any investment banker, attorney or accountant (collectively, “Representatives”) relating to an Acquisition Transaction. Promptly following the date of this Agreement (and in any event within two Business Days), the Company will request that each Person (other than Parent and its Representatives) that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of acquiring the Company to, in accordance with the terms of such confidentiality agreement, promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to the terms of Section 5.3(b) and Section 5.3(d), from the date of this Agreement until the earlier to occur of the (1) valid termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company and its Subsidiaries, and their respective directors, executive and other officers, will not, and the Company will not permit or direct any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); (vi) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its Subsidiaries unless the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law, it being understood that, in such instance, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof); or (vii) authorize or commit to do any of the foregoing.

(b)                                 Superior Proposals. Notwithstanding anything to contrary in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; or (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to, in each case, any Person or its Representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in breach of Section 5.3(a), but only if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; and (B) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will substantially contemporaneously make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)                                  No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)                                     (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing); (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that neither (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii)                                  cause, permit or authorize the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d)                                 Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)                                     other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

(1)                                 the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(2)                                 prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii)                                  if the Company has received a bona fide written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1)                                 the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)                                 the Company has complied with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal; and

(3)                                 (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and copies of all relevant documents (including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated) relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three Business Days from the date of such notice); and (b) no Company Board Recommendation Change or termination will be permitted by the Company unless, at the end of the Notice Period, the Company Board (or a committee thereof) has in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such bona fide written Acquisition Proposal is a Superior Proposal.

(e)                                  Notice. From the date of this Agreement until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will promptly (and, in any event, by the later of (i) 24 hours from the receipt thereof or (ii) 5:00 p.m., Eastern time, on the next Business Day) notify Parent in writing if any Acquisition Proposal, or inquiry from any Person or Group related to making a potential Acquisition Proposal, is, to the Knowledge of the Company (which, for this purpose, will include the members of the Company Board and will not be deemed to be only as of the date of this Agreement), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or Group making such proposal, inquiry, request or offer (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); and (B) a summary of the material terms and conditions of such proposal, inquiry, request or offer and, if writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any updates or amendments thereto) and the status of any such discussions or negotiations.

(f)                                   Certain Disclosures. So long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)                                     nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.3; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; and

(ii)                                  it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), after the Company or the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such factually accurate public statement would be reasonably expected to violate its obligations under applicable Law, that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g)                                  Breach by Representatives. The Company agrees that any action taken by a Representative of the Company (other than an employee or consultant of the Company who is not an executive or other officer of the Company) that, if taken by the Company, would constitute a material breach of this Section 5.3 will be deemed to constitute a breach by the Company of this Section 5.3.

5.4                               No Control of the Other Party’s Business. Without limiting in any way any Party’s rights or obligations under this Agreement (including Section 5.2), the Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI
ADDITIONAL COVENANTS

6.1                               Efforts; Required Action and Forbearance.

(a)                                 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law (including Antitrust Law) or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i)                                     cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)                                  (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)                               (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b)                                 No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

6.2                               Antitrust Filings.

(a)                                 Filings Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use their respective reasonable best efforts to (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Representatives to cooperate and coordinate) with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as practicable, (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will use its reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. The filing fees associated with any required filing or submission under the HSR Act and any other applicable Antitrust Law will be borne 50% by the Company and 50% by Parent.

(b)                                 Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub (and their respective controlled Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries; and (B) any other restrictions on the activities of the Company and its Subsidiaries; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated pursuant to this Agreement, and the Company will not without the prior written consent of Parent, to (1) sell, divest, license or hold separate any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses; or (2) to take, or commit to take any action that, in each case, would be reasonably likely to (a) materially adversely impact the benefits expected to be derived by Parent as a result of the Merger; or (b) impose material limitations on the ownership by Parent or any of its Subsidiaries of all or a material portion of the Company’s business or assets.

(c)                                  Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub will (and will cause their respective Subsidiaries to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any

Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3                               Proxy Statement and Other Required SEC Filings.

(a)                                 Preparation. Promptly after the execution of this Agreement the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”), and will use its reasonable best efforts to so prepare and file the preliminary Proxy Statement within 15 Business Days after the date of this Agreement. The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will (A) include the Company Board Recommendation in the Proxy Statement; and (B) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. The Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.  Following the later of (1) confirmation by the SEC that it has no further comments or (2) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will promptly cause the Proxy Statement in definitive form to be mailed to the Company Stockholders as of the record date established for the Company Stockholder Meeting, and will use its reasonable best efforts to do so within three Business Days after the later of (1) or (2) above to occur.

(b)                                 Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c)                                  SEC Correspondence. The Parties will notify each other promptly of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings.

(d)                                 No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e)                                  Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to, and will consider in good faith, all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f)                                   Other Required Parent Filing. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g)                                  Accuracy; Supplied Information.

(i)                                     Company. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)                                  Parent. On the date of filing, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4                               Company Stockholder Meeting.

(a)                                 Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter, the Bylaws and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders (as contemplated by Section 6.3(a)) for the purpose of (i) seeking the Requisite Stockholder Approval to adopt this Agreement; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, the Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting.

(b)                                 Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the

Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable Law (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Without the prior written consent of Parent, the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 calendar days at a time without the prior written consent of Parent; or (B) with respect to Section 6.4(b)(i), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by applicable Law.

6.5                               Financing.

(a)                                 No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters (or any related fee letters or engagement letters) if such amendment, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing to an amount below the Required Amount (unless the Equity Financing is increased by an equivalent amount); (ii) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing; or (B) materially delay or prevent funding of the Financing, or the satisfaction of the conditions to obtaining the Financing; or (iii) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (it being understood that Parent may amend any Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Debt Commitment Letters as of the date of this Agreement). Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified in compliance with this Section 6.5.

(b)                                 Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Financing Letters and any related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Financing Letters), including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (which may include the “flex” provisions) contemplated by the Debt Commitment Letters and related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Financing Letters); (iii) accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letters and the Debt Financing to the extent that such “flex” provisions are exercised in accordance with the terms thereof; (iv) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements thereto and in the Equity Commitment Letter that are within their control (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Parent contained in such Financing Letters); (v) consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Financing Sources to fund the Financing at the Closing; (vi) comply with its obligations pursuant to the Financing Letters; and (vii) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c)                                  Information. Parent will, upon the request of the Company, promptly, and in any event within two Business Days, (i) update the Company in reasonable detail on the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all executed definitive agreements related to the Debt Financing. Parent and Merger Sub must also give the Company prompt notice, and in any event within two Business Days, (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Letters or definitive agreements related to the Financing of which Parent becomes aware; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any (1) actual breach (or threatened breach), default, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements that would reasonably be expected to prevent or materially delay the Closing; or (2) dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing that would reasonably be expected to prevent or materially delay the Closing; and (C) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent must provide any information reasonably requested by the Company relating to the any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d)                                 Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Commitment Letters, then Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, (i) alternative financing from alternative sources on terms and conditions (including the “flex” provisions) not less favorable to Parent and Merger Sub than those contained in the Debt Commitment Letters and any Fee Letters (after taking into account any “flex” provisions included in any related Fee Letter) and in an amount sufficient to fund the Required Amount or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts, “flex” terms and other economic terms therein redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount (below the Required Amount), conditionality, availability or termination of the Alternate Debt Financing) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e)                                  Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (but without prejudice to or limitation of the right of the Company to specific performance in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded, in accordance with and subject to, the terms and conditions of, Section 9.8(b)); (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter; or (iii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

6.6                               Financing Cooperation.

(a)                                 Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent and Merger Sub obtaining the Debt Financing, including:

(i)                                     prior to and during the Marketing Period, participating (and causing senior management and Representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, otherwise cooperating with the marketing efforts for any of the Debt Financing and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(ii)                                  assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing; (B) offering documents, prospectuses, memoranda, investor presentations and similar documents required in connection with the Debt Financing;

(iii)                               solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent or the Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv)                              executing and delivering (but not prior to the Closing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters) and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v)                                 (A) furnishing Parent, Merger Sub and the Financing Sources, and their respective Representatives with the Required Financing Information and (B) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have Knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable;

(vi)                              Upon reasonable request of Parent, assisting Parent to obtain customary and reasonable corporate and facilities ratings (but no specific rating), consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, that do not unreasonably interfere with the Company business and operations, customary legal opinions, surveys and title insurance, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii)                           (A) deliver notices of prepayment and redemption (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent, in its discretion, as permitted by the Credit Agreement and the Notes Indenture, as applicable, and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate any such prepayment and/or redemption (it being understood and agreed that any prepayment and/or redemption are (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or its subsidiaries to complete such prepayment or redemption prior to the occurrence of the Closing); and (B) arrange for customary payoff letters, lien terminations and instruments and acknowledgements of discharge (the “Debt Payoff Letters”) to be delivered to Parent prior to the Closing Date (it being understood and agreed that reasonable best efforts will be used to deliver such documents to Parent no later than two Business Days prior to the Closing Date) (with drafts being delivered in advance as reasonably requested by Parent), and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all amounts outstanding under the Credit Agreement and the Notes Indenture contemplated by Parent to be repaid at the Closing;

(viii)                        providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Financing Sources contemplated by the Debt Commitment Letters, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(ix)                              furnish to Parent and the Financing Sources (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent public accountants as provided in SAS 100); and (B) within 60 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;

(x)                                 cause its independent auditors to (A) provide, consistent with customary practice, (x) customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent as necessary or customary for financings similar to the Debt Financing (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent or the Financing Sources) and (y) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and information and (B) attend accounting due diligence sessions and drafting sessions;

(xi)                              taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any of its Subsidiaries to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving

Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(xii)                           promptly furnishing Parent and the Financing Sources within two Business Days of any requests with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b)                                 Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is not contingent on the occurrence of the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, (a) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (b) create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time; and (B) except as set forth in Section 2.9(b)(ii), neither the Company nor any of its Subsidiaries will be required to take any action (including the distribution or transfer by or through any non-U.S. Subsidiary of the Company, whether by dividend, loan or otherwise, of any cash) pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto prior to the Closing; and (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents, any applicable Laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing.

(c)                                  Updates. The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financing Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.”  For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.6 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q, and to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letters, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum for the Debt Financing, then, the Company shall file such Current Report on Form 8-K.

(d)                                 Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(e)                                  Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f)                                   Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6.

(g)                                  Indemnification. The Company, its Subsidiaries and its and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of the Company and its Subsidiaries or, in each case, their respective Representatives). Parent’s obligations pursuant to Section 6.6(f) and this Section 6.6(g) are referred to collectively as the “Reimbursement Obligations.”

(h)                                 No Exclusive Arrangements. In no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(i)                                     No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7                               Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger; and (b) if any “anti-takeover” Law is or may become applicable to the Merger, take all action within their power to ensure that such transactions, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effects of such Law on such transactions, including the Merger.

6.8                               Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will and will cause its Representatives and Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice from Parent, to the properties, offices, facilities, Contracts, Tax records, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that the Company reasonably determines that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client or other privilege with respect thereto; or (c) access to a Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract (so long as the Company will have used reasonable best efforts to obtain the consent of such third party to such access and disclosure); or (d) such documents or information are directly pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of its or their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9                               Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10                        Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)                                 Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, to the extent such indemnification agreements are substantially consistent in all material respects with the form of indemnification agreement provided to Parent prior to the date hereof), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)                                 Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect as of the Effective Time, each Indemnified Person from and against any reasonable and documented costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement without the prior written consent of such Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(c), the Company may (or, if the Parent requests, the Company will) purchase a prepaid “tail” policy (a “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for a Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases a Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such a Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as such a Tail Policy is in full force and effect.

(d)                                 Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e)                                  No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and their heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or a Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and their heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or a Tail Policy are intended to be, following the Effective Time, third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons (and their heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or a Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f)                                   Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11                        Employee Matters.

(a)                                 Change of Control Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company Benefit Plans, as applicable, will occur as of the Effective Time.

(b)                                 Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans and compensation and severance arrangements in accordance with their terms. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c)                                  Employment; Benefits. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Company Benefit Plans (other than opportunity to participate in equity-based benefits and, subject to Section 6.11(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) at benefit levels that are substantially similar in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments (other than opportunity to participate in equity-based benefits and, subject to Section 6.11(b), individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially similar in the aggregate to the compensation, benefits and severance payments (other than opportunity to participate in equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than opportunity to participate in equity-based benefits and, subject to Section 6.11(b), individual employment agreements) that, taken as a whole, are substantially similar in the aggregate to the compensation, benefits and severance payments (other than opportunity to participate in equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible full-time regular employees no less favorable than the Company’s past practices and severance calculation set forth on Section 6.11(c) of the Company Disclosure Letter, without regard to the right to exercise discretion to reduce such levels, taking into account service both before and after the Closing.

(d)                                 New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its

Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but not for purposes of benefit accruals under any defined benefit pension or retiree health plans), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will undertake commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will undertake commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will be subject to the vacation policies of the Surviving Corporation as in effect from time to time; provided, that vacation accrued but unused as of the Closing shall remain available to the same extent as under Company programs in effect as of the date hereof as applied to each Continuing Employee.

(e)                                  No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or be deemed or construed to establish any Company Benefit Plan; or (iv) create any third party beneficiary rights in any Person.

6.12                        Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13                        Notification of Certain Matters.

(a)                                 Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will give prompt notice to Parent: (i) of any notice or other communication received by the Company from any Governmental Authority in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger if the subject matter of such communication or the failure of the Company to obtain such consent could be material to the Company, the Surviving Corporation or Parent; (ii) of any Legal Proceedings commenced or, to the Knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relate to the Merger; and (iii)(x) of any change, condition or event (including any renewal, termination, or amendment of, or any proposed modification to, any Material Contract) that to the Company’s Knowledge would render or would reasonably be expected to render any representation or warranty made by it in this Agreement untrue or inaccurate in any material respect, or (y) of any failure or reasonably anticipated failure by the Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Article VII to fail to be satisfied at the Closing (provided, however, that the Company’s unintentional failure to give any notice under Section 6.13(a)(iii) shall not be deemed a breach for purposes of the condition set forth in Section 7.2(b)).  No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b)                                 Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14                        Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before, and will provide each other with a reasonable opportunity to review and comment on any communication when, (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Merger to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person.

6.15                        Transaction Litigation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) valid termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent may be given, conditioned or withheld in Parent’s sole discretion).

6.16                        Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17                        Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18                        Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement as set forth in the Debt Payoff Letters. Promptly following the Effective Time, the Company will repay and discharge such indebtedness in a manner acceptable to the parties to the Credit Agreement and Parent.

6.19                        Company Notes. Prior to the Effective Time, the Company will take all necessary actions reasonably requested by Parent in accordance with the terms of the Notes Indenture, including the giving of any notices that may be required in connection with any redemption or offer to repurchase (contingent upon the occurrence of the Closing) the Existing Senior Notes occurring as a result of the Merger and take any other actions reasonably requested by Parent to facilitate (contingent upon the occurrence of the Closing) the prepayment, redemption, satisfaction and discharge of the Existing Senior Notes pursuant to the applicable provisions of the Notes Indenture, and Parent will provide (or cause to be provided) (including by means of the Company at or after the Closing) on or after the Closing Date funds in an amount equal to the amount necessary for the Company to redeem or repurchase the Existing Senior Notes if requested by Parent. Following the Effective Time, solely to the extent applicable, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) comply with the terms and conditions of the Notes Indenture, including the execution of a supplemental indenture as required pursuant to the Notes Indenture, and the delivery of any required certificates, legal opinions and other documents required by the Notes Indenture to be delivered in connection with such supplemental indenture, and redemption or any discharge of any Existing Senior Note.

6.20                        Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1                               Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)                                 Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)                                 Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in

Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c)                                  No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

7.2                               Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)                                 Representations and Warranties.

(i)                                     Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) both when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct (considered collectively) that would not have a Company Material Adverse Effect.

(ii)                                  The representations and warranties set forth in Section 3.2, Section 3.3(d)(vi), Section 3.3(d)(vii), Section 3.5, Section 3.19 and Section 3.22 will be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) both when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii)                               The representations and warranties set forth in Section 3.1, Section 3.4, Section 3.7(a), Section 3.18 and Section 3.25 will be true and correct both when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(iv)                              The representations and warranties set forth in Section 3.3(a), the second sentence of Section 3.3(b), Section 3.3(c), Section 3.3(d)(i), Section 3.3(d)(ii), Section 3.3(d)(iii), Section 3.3(d)(iv), Section 3.3(d)(v) and the last sentence of Section 3.3(d) will be true and correct both when made and as of the Capitalization Date, except for such failures to be so true and correct that are de minimis in nature.

(b)                                 Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)                                  Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b), Section 7.2(d) and Section 7.2(e) have been satisfied.

(d)                                 Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement.

(e)                                  No Dividends. Following the date of this Agreement, the Company Board, or any committee or subcommittee thereof, or any equivalent governing body of any non wholly-owned Subsidiary of the Company, shall not have declared, set aside, established a record date for, authorized, made or paid any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of the capital stock of the Company or any of its non wholly-owned Subsidiaries, except as may be permitted by the terms of Sections 5.2(c) or 5.2(k) with and following the prior written consent of Parent.

7.3                               Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)                                 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) both when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failure to be true and correct (considered collectively) that would not have a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)                                  Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination. This Agreement may be validly terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as otherwise provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                                 by mutual written agreement of Parent and the Company;

(b)                                 by either Parent or the Company if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

(c)                                  by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m., Eastern time, on February 26, 2017 (such time and date, as it may be extended pursuant to this Section 8.1(c), the “Termination Date”), it being understood that (i) the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date; and (ii) in the event the Marketing Period has commenced but has not completed as of the time of the Termination Date, the Termination Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to the Company at least one Business Day prior to the Termination Date until four Business Days after the then-scheduled expiration date of the Marketing Period;

(d)                                 by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e)                                  by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in

Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination;

(f)                                   by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)                                  by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination;

(h)                                 by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); and (iv) the Company has complied with Section 5.3 with respect to such Superior Proposal (other than inconsequential breaches); or

(i)                                     by the Company if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3; and (iv) Parent and Merger Sub fail to consummate the Merger by the third Business Day after the delivery of the notice described in clause (iii).

8.2                               Manner and Notice of Termination; Effect of Termination.

(a)                                 Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this

Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)                                 Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the valid termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability or obligation of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party or such Party’s Affiliates or its or any of the foregoing’s successors or assigns) except, and subject in all respects to this Section 8.2, Section 8.3, Section 9.8 and Section 9.14 (in each case, including the limitations set forth herein or therein), that the last sentence of Section 6.2(a), Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX will each survive the termination of this Agreement, in each case, in accordance with their respective terms and conditions. Notwithstanding the previous sentence, nothing in this Agreement will relieve (i) the Company from any liability for any willful breach of this Agreement; and (ii) the Company or (subject in all respects to this Section 8.2, Section 8.3, Section 9.8 and Section 9.14 (in each case, including the limitations set forth herein or therein)) Parent or Merger Sub from any liability for its fraud prior to the valid termination of this Agreement (in each of cases (i) and (ii), which the Parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs (including, for the avoidance of doubt, the payment of the Parent Expenses), and in the case of any damages sought by the non-breaching Party, including any willful breach, such damages will include the benefit of the bargain lost by the non-breaching Party, taking into consideration relevant matters, including opportunity costs and the time value of money).  Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Related Parties, collectively, have any liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Liability Amount and subject in all respects to the limitations set forth in Section 8.3(g).  No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

8.3                               Fees and Expenses.

(a)                                 General. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement will be shared equally by Parent and the Company. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. If the Merger is consummated, Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)                                 Company Payments.

(i)                                     Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed or, in the case of a termination pursuant to Section 8.1(e) only, otherwise communicated to the Company; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the earlier of the consummation of such Acquisition Transaction and such entry into a definitive agreement, pay or cause to be paid to Parent or its designee an amount equal to $112,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)                                  Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)                               Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)                              Company Breach. If this Agreement is validly terminated pursuant to Section 8.1(e), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all fees and expenses (up to a maximum amount of $5,500,000) incurred in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)                                  Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(g) (and such material breach or material failure to perform by Parent is or would be the primary cause of the failure of a condition set forth in Section 7.1 or Section 7.3) or Section 8.1(i), then Parent must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to the Company or its designee an amount equal to $253,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)                                 Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee (as well as the Parent Expenses) or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e)                                  Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying party will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)                                   Sole and Exclusive Remedy.

(i)                                     Company. The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company against (A) Parent, Merger Sub, the Guarantors or any Co-Investor; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, the Guarantors and any Co-Investors (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, the Financing Letters, the Guarantee and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Parent Related Parties will have any further monetary liability or obligation to the Company relating to or arising out of this Agreement, the Financing Letters, the Guarantee or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates), as applicable, will remain obligated with respect to, and the Parties, as applicable, may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, the last sentence of Section 6.2(a), Section 8.2, Section 8.3(a) and Section 8.3(e), and the Guarantors will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to the Guarantee (in each case subject to the terms and conditions of the Guarantee)).

(ii)                                  Parent. Parent’s receipt of the Company Termination Fee and the Parent Expenses to the extent owed pursuant to Section 8.3(b) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Merger, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Merger (except that the Parties (or their Affiliates), as applicable, will remain obligated with respect to, and the Parties, as applicable, may be entitled to remedies with respect to, the Confidentiality Agreement, the last sentence of Section 6.2(a), Section 8.2, Section 8.3(a), Section 8.3(b)(iv) and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii), and the payment of the Company Termination Fee or Parent Expenses, will not relieve the Company from liability for any willful breach of this Agreement.

(g)                                  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, but subject to Section 9.8(b), the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (A) under this Agreement or any other Transaction Document; (B) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.3(c), plus (ii) the amounts, if any, due and owing under Section 8.3(e), if any, plus (iii) the amounts, if any, due and owing to the Company pursuant to the Reimbursement Obligations (collectively, the “Maximum Liability Amount”); provided, that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 8.3(g), together with the aggregate amount of Parent’s and Merger Sub’s obligations described in clause (ii) of the third sentence of Section 8.2(b), exceed the amount of the Parent Termination Fee, and (B) in no event shall the aggregate amount of Parent’s and Merger Sub’s obligations described in clause (ii) of this Section 8.3(g) exceed $750,000, and in no event will the Company, its Affiliates or any of the foregoing’s respective Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Termination Fee or any of the foregoing limitations in this Section 8.3(g) (as applicable).

(h)                                 Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) or any monetary damages or other payments (including payment of the Parent Termination Fee).

8.4                               Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.3, Section 9.3, Section 9.6, Section 9.10(b), Section 9.11, Section 9.14 and this Section 8.4 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

8.5                               Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2                               Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)                                 if to Parent, Merger Sub or the Surviving Corporation to:

Inception Parent, Inc.

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attn:                    David Sambur, Partner

John Suydam, Chief Legal Officer

Fax:                       (646) 417-6429

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:                    Taurie M. Zeitzer

Ross A. Fieldston

Fax:                       (212) 492-0353

(212) 492-0075

(b)                                 if to the Company (prior to the Effective Time) to:

Rackspace Hosting, Inc.

1 Fanatical Place

City of Windcrest

San Antonio, TX 78218

Attn:                    General Counsel

Fax:                       (210) 312-4848

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:                    Martin W. Korman

Bradley L. Finkelstein

Douglas K. Schnell

Fax:                       (650) 493-6811

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice is given, will be deemed to be receipt of the notice as of the date of rejection, refusal or inability to deliver.

9.3                               Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing and, after the Closing Date, any such Financing Source may exercise all of the rights and remedies of Parent (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Financing Letters. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4                               Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Apollo Management VIII, L.P. and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5                               Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Voting Agreement, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii)

date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6                               Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.6; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options to receive the merger consideration set forth in Article II. Notwithstanding the foregoing, the provisions of (i) Section 8.2, Section 8.3, Section 9.8, Section 9.11, Section 9.14 and this Section 9.6, and the definitions of Maximum Liability Amount, Parent Related Party and Related Party will inure to the benefit of the Parent Related Parties, each of whom are intended to be third party beneficiaries thereof; and Section 6.6(a), Section 8.2, Section 8.3, Section 8.4, Section 9.10(b), Section 9.11, Section 9.14 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 6.6(a), Section 8.2, Section 8.4, Section 9.3, Section 9.10(b), Section 9.11, Section 9.14 and this Section 9.6 will be enforceable by the Financing Sources and their respective successors and assigns).

9.7                               Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8                               Remedies.

(a)                                 Remedies Cumulative. Except as otherwise provided in this Agreement, and for the avoidance of doubt, subject in all respects to this Section 9.8, Section 8.2, Section 8.3 and Section 9.14 (and, in each case, the limitations set forth herein or therein), any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, although the Company may, subject in all respects to this Section 9.8, Section 8.2, Section 8.3 and Section 9.14 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, subject in all respects to this Section 9.8, and (ii) payment of monetary damages pursuant to clause (ii) of Section 8.2(b) or the Parent Termination Fee, if, as and when required pursuant to Section 8.3(c), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment

Letter) and the occurrence of the Closing, on the one hand, and (x) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (y) payment of any of the Parent Termination Fee and the amounts, if any, as and when due, pursuant to Section 8.3(f)(i) or the Reimbursement Obligations, on the other hand; or (2) both payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever, on the one hand, and payment of any of the Parent Termination Fee and the amounts, if any, as and when due, pursuant to Section 8.3(f)(i) or the Reimbursement Obligations, on the other hand.

(b)                                 Specific Performance.

(i)                                     Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to Section 9.8(b)(ii), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)                                  Specific Performance in Respect of Financing. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or otherwise to the contrary, and subject in all respects to this Section 9.8(b)(ii), it is acknowledged and agreed that Parent has an obligation hereunder to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and such obligation of Parent, and the right of the Company to specific performance in connection with enforcing such obligation of Parent (whether under this Agreement or the Equity Commitment Letter) and the obligation of Parent to consummate the Merger, will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur, and Parent and Merger Sub fail to complete the Closing within two Business Days after delivery of the Company’s irrevocable written confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded in full (or will not be funded in full at the Closing if the Equity Financing is funded at the Closing). In addition, it is acknowledged and agreed that the Company will be entitled to specific performance to cause Parent and Merger Sub to comply with their obligations under Section 6.5(b) to enforce their respective rights under the Debt Commitment

Letters to cause the Financing Sources to fund the Debt Financing pursuant to the Debt Commitment Letters if (1) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (2) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; and (3) all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment Letters have been satisfied (other the receipt of the Equity Financing and the satisfaction of those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing).

(iii)                               No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case in compliance with this Agreement, will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9                               Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.10                        Consent to Jurisdiction.

(a)                                 General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any

Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)                                 Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letters, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letters will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

9.11                        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12                        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.13                        No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.14                        Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or the Merger (including the Financing) or any other transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of the Merger (including the Financing) or any other transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable.  Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement  or any of the other Transaction Documents or in connection with the Merger (including the Financing) or any other transactions contemplated hereunder or under any other Transaction Document will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 8.3(g), Section 8.3(h), Section 9.8(b) and this Section 9.14): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against each Guarantor under, if, as and when required pursuant to the terms and conditions of the Guarantee; (iii) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter; or (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Parent Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or the Merger (including the Financing), or the termination or abandonment of any of the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

INCEPTION PARENT, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

INCEPTION MERGER SUB, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

RACKSPACE HOSTING, INC.

By:	/s/ William Taylor Rhodes
	Name:	William Taylor Rhodes
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]